EXHIBIT 10.10

July 12, 2001

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES

AND

SUN HEALTHCARE GROUP, INC.

TABLE OF CONTENTS
I.	PREAMBLE		1
		1. "Sun"	1
		2. "Covered Persons"	1
		3. "Covered Contractor"	2
		4. "Federal health care program requirements"	2

II.	TERM OF THE CIA		2

III.	CORPORATE INTEGRITY OBLIGATIONS		3
	A.	Program Infrastructure	3
		1. Compliance and Audit Committees of the Board of Directors	3
		2. Compliance Officer	4
		3. Corporate Compliance Committee	5
		4. Compliance Liaisons	5
		5. Administrators	6
		6. Internal Audit and Review Functions	7
	B.	Written Standards	8
		1. Code of Conduct	8
		a. Contents	8
		b. Distribution and Certification	9
		c. Covered Contractor Requirements	10
		2. Policies and Procedures	10
	C.	Training and Education	16
		1. General Training	17
		2. Specific Training for Relevant Covered Persons	17
		3. Attendance Log and Certification	20
		4. Submission of Training and Course Materials	20
		5. Prior Training	20
	D.	Review Procedures	21
		1. Independent Monitor (Quality Engagement)	21
		a. The Monitor's Function	21
		b. Access	23
		c. Sun's Obligations	25
		d. The Monitor's Obligations	27
		e. Miscellaneous Provisions	30
		2. Financial Reviews	31
		a. General Description	31
		b. Billing Engagement	33
		c. Compliance Engagement	47
		d. Validation Review	49
		e. Independence Certification	50
	E.	Confidential Disclosure Program	50
	F.	Ineligible Persons	51

		1. Definition	51
		2. Screening Requirements	52
		3. Review and Removal Requirement	52
		4. Pending Charges and Proposed Exclusion	53
	G.	Notification of Proceedings	53
	H.	Reporting	54
		1. Definition of "Overpayment"	54
		2. Definition of "Material Deficiency"	54
		3. Reporting of Overpayments	54
		2. Reporting of Material Deficiencies	55

IV.	NEW BUSINESS UNITS OR LOCATIONS		55

V.	IMPLEMENTATION AND ANNUAL REPORTS		56
	A.	Implementation Report	56
	B.	Annual Reports	58
	C.	Certifications	61

VI.	NOTIFICATION AND SUBMISSION OF REPORTS		62

VII.	OIG INSPECTION AND REVIEW RIGHTS		62

VIII.	DOCUMENT AND RECORD RETENTION		63

IX.	DISCLOSURES AND PRIVILEGES		64

X.	BREACH AND DEFAULT PROVISIONS		65
	A.	Stipulated Penalties for Failure to Comply with Certain Obligations	65
	B.	Payment of Stipulated Penalties	68
		1. Demand Letter	68
		2. Timely Written Requests for Extensions	69
		3. Form of Payment	69
		4. Independence from Material Breach Determination	69
	C.	Exclusion for Material Breach of this CIA	69
		1. Material Breach	69
		2. Notice of Material Breach and Intent to Exclude	70
		3. Opportunity to cure	71
		4. Exclusion Letter	71
	D.	Dispute Resolution	71
		1. Review Rights	72
		2. Stipulated Penalties Review	72
		3. Exclusion Review	73
		4. Review by Other Agencies	74

XI.	EFFECTIVE AND BINDING AGREEMENT		74

Appendix A			76

	Sun Monitor Task List		76
	I.	ANALYSIS OF THE QUALITY COMPLIANCE INFRASTRUCTURE	76
	II.	ANALYSIS OF THE POLICIES AND PROCEDURES AND TRAINING	79
	III.	ANALYSIS OF QUALITY RELATED DATA	80
	IV.	MECHANISMS TO ANALYZE THE EFFECTIVENESS AND THOROUGHNES OF SUN'S IMPLEMENTATION OF THE CIA	81
	V.	REPORTING TO GOVERNMENT AND SUN ON MONITORING ACTIVITIES	81

Appendix B			82

	Minimum Data Set Audit Guidelines		82
	A.	General	82
	B.	Stage 1 of the MDS Audit	83
	C.	Stage 2 of the MDS Audit	85
	D.	MDS Audit Report	87
	E.	Annual Report	89

Appendix C			90

	Overpayment Refund Form		90

1.     PREAMBLE

       Sun HealthCare Group, Inc. ("Sun") hereby enters into this Corporate Integrity Agreement ("CIA") with the Office of Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") to promote compliance by Sun (as this term is defined herein), and by all Covered Persons and Covered Contractors (as these terms are defined herein) with the requirements of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. Section 1320a-7b(f)) (hereinafter collectively referred to as the "Federal health care programs"). Sun's compliance with the terms and conditions in this CIA shall constitute an element of Sun's present responsibility with regard to participation in the Federal health care programs. Contemporaneously with this CIA, Sun is entering into a settlement with the United States, as embodied in the Plan of Reorganization soon to be filed in Sun's Chapter 11 proceeding (In re: Sun HealthCare Group, Inc., et al., Case No. 99-3657 (MFW) Jointly Administered (the "Bankruptcy Court")) (hereafter referred to as "Settlement Agreement"). The scope of this CIA shall be governed by the following definitions:

                            1.     "Sun": includes any corporation, subsidiary, affiliate, joint venture or other organization or entity in which Sun owns greater than 50% or has a controlling interest, operates, performs billing functions, or has a management contract or arrangement to provide management and administrative services or any arrangement in which Sun has control over the day-to-day operations over the organization or entity.

                            2.     "Covered Persons": includes all officers, directors, and employees. This term also includes those contractors who participate in Sun's billing or related submissions to the Federal health care programs.

                            3.      "Covered Contractor": includes any entity or individual with whom Sun has entered into a contract or other arrangement and does not fall within the definition of "Covered Persons," but nevertheless provides patient or resident care to Federal health care program beneficiaries on a regular basis (i.e., more often than two weeks over a 52-week period) or otherwise carries out the duties and responsibilities of this CIA (excluding the Monitor and the Independent Review Organization ("IRO") functions described herein).

                            4.     "Federal health care program requirements": includes statutes, regulations, guidelines, the Centers for Medicare & Medicaid Services (formerly known as the Health Care Financing Administration or HCFA) (hereinafter "CMS") manuals and written directives of the Federal health care programs.

II.     TERM OF THE CIA

       The period of the compliance obligations assumed by Sun under this CIA shall be the period of time that Sun remains obligated by the payment terms of the Settlement Agreement, but in any event for not less than 5 years from the Effective Date of this CIA. Thus, once the parties have signed this CIA, it shall become final and binding on the Effective Date of Sun's Plan of Reorganization (as the term Effective Date is defined by the Plan), as approved by the Bankruptcy Court (hereafter referred to as the "Effective Date" in this CIA).

       Sections VII, VIII, IX, X and XI shall remain in effect until OIG has completed its review of the final Annual Report and any additional materials submitted by Sun pursuant to OIG's request.

III.     CORPORATE INTEGRITY OBLIGATIONS

       Prior to the execution of this CIA, Sun established a Compliance Program and as a condition of this CIA agrees to maintain its Compliance Program for the duration of this CIA. In addition, to the extent not already implemented and for the duration of this CIA, Sun hereby agrees to supplement its Compliance Program by adhering to the obligations contained in this CIA including creating the following infrastructure:

                            1.     Program Infrastructure.

       Within 120 days of the Effective Date of this CIA, Sun shall review its current infrastructure and to the extent not already accomplished, create an internal structure whereby individuals are given responsibility at the facility, regional and corporate levels to address quality of care concerns. These individuals shall not be in the Chief Financial Officer's ("CFO's") chain of command. There shall be in place a mechanism and structure to provide the individuals who are charged with quality of care concerns with direct access to the Compliance Officer, appropriate clinical and/or medical staff and the Corporate Compliance Committee.

       As part of this internal structure, Sun shall maintain or establish, as necessary, the following positions and committees. If Sun changes its Compliance Program infrastructure in a way that affects these positions and committees, Sun shall ensure that under the new structure Sun devotes resources of equal effectiveness to its Compliance Program as are devoted under the structure described herein and provide notice to the OIG within 15 days after any such change.

                                 1.     Compliance and Audit Committees of the Board of Directors. Sun currently has an Audit Committee of the Board of Directors (the "Audit Committee") and a Compliance Committee of the Board of Directors (the "Board Committee"). The Board

Committee is comprised of not less than three outside directors of Sun. The Board Committee shall be responsible for the review of matters related to the Compliance Program, this CIA, and compliance with Federal health care program requirements. During the term of this CIA, the Audit Committee shall review the adequacy of Sun's internal financial controls, accounting practices and financial reporting policies. During the term of this CIA, the Board Committee shall: a) review the quality and integrity of Sun's claims submission controls, policies and practices; b) ensure that Sun adopts and implements policies and procedures designed to comply with all applicable Federal health care program requirements, and this CIA; c) ensure that Sun has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions adequately; and d) ensure that Sun adopts and implements policies and procedures that are designed to ensure that each individual that is cared for at a Sun facility receives the level of care required by law. The Board Committee shall meet at least quarterly.

       The individuals who serve on the Board Committee shall be available to the Compliance Officer, the Monitor, and the Independent Review Organization (as these terms are described in Section III.D) required under this CIA, to respond to any issues or questions that might arise. The names of the Board Committee members and the charter for the Board Committee shall be provided to OIG within 120 days of the Effective Date of this CIA. When new members of the Board Committee are appointed, or the responsibilities or authorities of the Board Committee are substantially changed, Sun shall notify the OIG, in writing, within 15 days after such a change.

                            2.     Compliance Officer. Sun has appointed a Compliance Officer, who is and shall be responsible for developing and implementing policies, procedures, and practices designed to promote compliance with the Federal health care program requirements and the obligations set forth in this CIA.

       The Compliance Officer is and shall be a member of senior management of Sun (i.e., not subordinate to Sun's General Counsel or CFO) with unrestricted access to the Board Committee, who shall make regular (at least quarterly for the first year and semi-annually each year thereafter) reports regarding compliance matters directly to the CEO and the Board Committee, and who shall be authorized to report to the Board Committee at any time. The Compliance Officer is and shall remain responsible for monitoring the day-to-day activities engaged in by Sun to further its compliance objectives as well as for any reporting obligations created under this CIA. The Compliance Officer or his or her designees shall also ensure that quality of care or claim submission issues are appropriately identified and addressed through corrective action plans. In the event a new Compliance Officer is appointed during the term of this CIA, Sun shall notify the OIG, in writing, within 15 days after such a change.

                            3.     Corporate Compliance Committee. Sun has appointed a Corporate Compliance Committee ("Compliance Committee"). The Compliance Committee shall include the Compliance Officer and other appropriate officers or individuals who have the authority and responsibility to ensure appropriate quality of care at Sun's facilities, ensure proper billing to Federal health care programs, and to ensure the implementation of this CIA. The Compliance Officer shall chair the Compliance Committee and the Compliance Committee shall support the Compliance Officer in fulfilling his/her responsibilities.

                            4.     Compliance Liaisons. Sun has designated the presidents of its subsidiary lines of business and certain other employees as Compliance Liaisons. Each Compliance Liaison is and shall continue to be responsible for monitoring and ensuring execution of the Compliance Program and the relevant requirements of this CIA at each operational level for which the Compliance Liaison is responsible. Compliance Liaisons are and shall remain responsible for:

providing leadership and support regarding compliance issues at operational levels within their control; distributing written compliance-related materials; ensuring the provision of appropriate training and the proper documentation of such training; ensuring the appropriate distribution of internal and external compliance audit reports and monitoring of corrective action related to such reports or other identified compliance-related issues; ensuring proper reporting and responses to compliance-related issues; and monitoring staff in the execution of their compliance-related functions. If these functions or reporting processes change, Sun shall devote resources of similar effectiveness to the compliance functions. Compliance Liaisons shall certify quarterly to the Compliance Officer that all plans of correction related to identified problems for which they are responsible have been implemented, or are in the process of being implemented, and that all Compliance Program concerns have been reported. Such certifications shall be maintained by the Compliance Officer and shall be available to OIG upon request. False certifications by the Compliance Liaisons shall be grounds for immediate termination, and proper execution of Compliance Liaison duties shall be a component of their performance evaluations.

                            5.     Administrators. Each Sun facility (nursing home or hospital) is managed by an Administrator or Chief Executive Officer ("Administrator"). The Administrators will continue to be responsible for compliance activities within their facilities. Execution of compliance duties shall be a component of the performance evaluations of Administrators. Should it become necessary to pursue employment of a new Administrator, the new Administrator shall be granted authority sufficient to carry out all required duties, including those with respect to Sun's Compliance Program and this CIA.

                            6.     Internal Audit and Review Functions. Within 120 days of the Effective Date of this CIA, Sun shall review the adequacy of its system of internal financial controls, accounting policies, financial reporting practices and its other internal audit and review functions, as they relate to the Federal health care programs, and shall continue to perform, or if necessary establish a program for performing, internal audits and reviews that shall:

                            a.     make findings of whether the cost reports, claims and submissions to Federal health care programs that affect reimbursement are accurate and in accordance with applicable law;

                            b.     make findings of whether the systems are in place and functioning effectively to ensure that patients and residents at Sun facilities are receiving the quality of care and quality of life consistent with basic care, treatment and protection from harm standards, as required by applicable law, including 42 C.F.R. Parts 482 and 483 and any other applicable law;

                            c.     conduct an annual Minimum Data Set ("MDS") billing review of claims submitted by Sun's nursing facilities; and

                            d.     perform such other internal audits and reviews as necessary to ensure that this CIA is being appropriately implemented and to ensure that Sun is meeting its obligations under applicable law.

                            2.     Written Standards.

                                 1.     Code of Conduct. Sun has a Code of Conduct. Within 90 days of the Effective Date of this CIA, the Code of Conduct shall be reviewed by the Compliance Officer to ensure it meets the requirements set forth herein.

                                           a.     Contents: The Code of Conduct shall, at a minimum, include:

                                                i.     Sun's commitment to full compliance with all Federal health care program requirements and other applicable laws, its commitment to prepare and submit accurate billings consistent with Federal health care program requirements;

                                                ii.     Sun's requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Sun's own policies and procedures (including the requirements of this CIA);

                                                iii.     the requirement that all Covered Persons shall be expected to report suspected violations of any Federal health care program requirements or of Sun's own policies and procedures and if there are credible allegations of patient harm, such report shall be made in accordance with applicable law;

                                                iv.     the possible consequences to both Sun and to any Covered Person for failing to comply with all Federal health care program requirements and with Sun's own policies and procedures or for failure to report such non-compliance; and

                                                v.     the right of all individuals to use the Confidential Disclosure Program (as described in Section III.E. of this CIA), as well as Sun's commitment to confidentiality and non-retaliation with respect to disclosures.

                            b.     Distribution and Certification. Within 100 days of the Effective Date of this CIA, Sun shall distribute the Code of Conduct to all Covered Persons who have not already received a copy that reflects the required contents as set forth herein. Within 130 days of the Effective Date of this CIA, each Covered Person shall certify, in writing, that he or she has received, read, understood, and will abide by Sun's Code of Conduct. New Covered Persons shall receive the Code of Conduct during orientation or at the time of their appointment, employment or contract, or within 130 days of the Effective Date of the CIA, whichever is later. All New Covered Persons shall complete the required certification within 30 days after the commencement of their appointment, employment, or contract or within 130 days of the Effective Date of the CIA, whichever is later. Sun shall continue to make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of its Covered Persons. Sun shall annually review the Code of Conduct and will revise or supplement it as necessary. Sun shall distribute revisions or supplements of the Code of Conduct to Covered Persons within 30 days of such changes being completed. Covered Persons shall certify on an annual basis that they have received, read, understood and will abide by the Code of Conduct that is currently in place.

                            c.     Covered Contractor Requirements. For each of its Covered Contractors, Sun shall: i) require in its contract with the Covered Contractor that the Covered Contractor acknowledges Sun's Compliance Program and Code of Conduct; and ii) for any Covered Contractor with whom Sun has an existing contract, Sun shall in good faith seek to reform the contract to require the Covered Contractor to acknowledge the Compliance Program and Code of Conduct and Sun shall ensure that the Code of Conduct is provided (either by Sun or the Covered Contractor) to all of the Covered Contractors.

                            2.     Policies and Procedures. Sun has established written policies and procedures governing billing and quality of care issues. To the extent that it has not already done so, Sun shall develop written policies and procedures regarding its Compliance Program and its compliance with applicable law including, but not limited to, the requirements of Federal health care programs. Sun shall continue to assess and update as necessary the policies and procedures at least annually and more frequently, as appropriate. The policies and procedures shall be sent to OIG within 120 days of the Effective Date of this CIA. To the extent not already accomplished, Sun shall ensure that the relevant portions of its policies and procedures are available to the appropriate Covered Persons within 100 days of the Effective Date of this CIA. Compliance staff or supervisors shall continue to be available to explain any and all policies and procedures. Within 90 days of the Effective Date of this CIA, Sun shall review and analyze its policies and procedures to ensure that, at a minimum, Sun has adequate policies and procedures that specifically address:

                            a.     Measures designed to ensure that Sun complies with Titles XVIII and XIX of the Social Security Act, 42 U.S.C. SectionSection 1395-1395ggg and 1396-1396v, and all regulations, written directives, and guidelines promulgated under these statutes, including, but not limited to, 42 C.F.R. Parts 424 and 483, and any other and any other applicable laws that address quality of care in nursing facilities;

                            b.     Measures designed to ensure that Sun complies with all requirements applicable to Medicare's Prospective Payment System ("PPS") for nursing facilities, including, but not limited to: the collection of the clinical data required under the Minimum Data Set ("MDS") as specified by the Resident Assessment Instrument User's Manual; use of the current Resource Utilization Groups ("RUG") classification system; and billing and cost report preparation policies and procedures;

                            c.     Measures designed to ensure compliance with state and Federal reporting requirements pertaining to incident, accident, abuse and neglect reporting requirements. Also, measures designed to ensure that Sun has an appropriate system to collect and analyze reports at the facility, regional, and corporate levels relating to incidents, accidents, abuse, and neglect. The reports required under this system shall be of a nature to provide the Corporate Compliance

Committee with meaningful information to be able to determine: i) if there are quality of care problems; and ii) the scope and severity of the problems;

                            d.     Measures designed to ensure that residents and patients are discharged only for the reasons authorized by and in accordance with the procedures established by applicable law and not discharged for financial reasons unless authorized by law;

                            e.     Measures designed to ensure that staffing is in compliance with Federal health care program requirements and state laws, including, but not limited to, 42 C.F.R. SectionSection 483.23(a) and (b) (hospitals) and Section 483.30 (nursing facilities);

                            f.     Measures designed to inform Covered Persons and Covered Contractors (to the extent relevant to their duties) of the staffing requirements of Federal and state law;

                            g.     Measures to inform Covered Persons during orientation and during other training required by this CIA that appropriate staffing levels are a critical aspect of patient care, and, if any person has a concern about the level of staffing that there are many avenues available to each individual to address such concerns, including, but not limited to, the facility administrator, the Confidential Disclosure Program (as described in Section III.E. of this CIA), individuals at the regional, or corporate level, or directly to the Compliance Officer;

                            h.     Measures designed to disfavor the use of individuals at any Sun facility who are from a temporary agency or not employed by Sun (not including those individuals who are included in the definition of Covered Persons) and measures designed to create and maintain a standardized system to track the number of individuals at each facility who fall within this category so that the number/proportion of or changing trends in such staff can be adequately identified by Sun and/or the Monitor;

                            i.     Measures designed to ensure compliance with the completion of accurate clinical assessments as required by applicable Federal law (see, e.g., 42 C.F.R. Section 483.20);

                            j.     Measures designed to ensure that where cost reports affect the level of reimbursement, cost reports correctly reflect relations with related parties and that Sun only claims entitlement to exceptions to the extent that they are in accordance with the law;

                            k.     Measures designed to ensure that Covered Contractors are appropriately supervised to ensure that they are acting within the parameters of Sun's policies and procedures and the Federal health care program requirements;

                            l.     Measures designed to ensure that the internal audits performed in conjunction with the IRO are performed by appropriate and qualified individuals, as further set forth in Section III.D.2.b. of this CIA;

                            m.     Non-retaliation policies and methods for employees to make disclosures or otherwise report on compliance issues through the Confidential Disclosure Program required by Section III.E.;

                            n.      Disciplinary guidelines to reflect the Code of Conduct requirements as specified in Section III.B.1;

                            o.     Measures designed to promote adherence to the compliance and quality of care standards set forth in applicable Federal healthcare program requirements, and this CIA, by developing compensation policies that: (i) promote quality of resident and patient care; (ii) do not inhibit the quality of resident or patient care; and (iii) promote adherence to this CIA. Such measures shall include financial incentives for improving the quality of care at the facilities for which a particular individual shares responsibility, and financial penalties (e.g., no bonus or increase in salary) for failure to prevent quality of care problems. Nothing in this provision precludes the company generally from establishing performance-based financial incentives;

                            p.     Measures designed to ensure cooperation with the Monitor and the IRO both of which shall have access to facilities and documents as set forth in this CIA;

                            q.     Measures designed to ensure that compliance issues are identified internally (e.g., through reports of abuse or neglect, financial data, reports to supervisors, the Confidential Disclosure Program (described in Section III.E. of this CIA) or other complaints, internal audits or reviews, patient satisfaction surveys, CMS quality indicators, staff turnover data, or internal surveys) or externally (e.g. consultants, audits performed by the IRO or the Monitor's reports) and are promptly and appropriately investigated and, if the investigation substantiates compliance issues, Sun implements effective and timely corrective action plans and monitors compliance with such plans;

                            r.     Measures designed to collect staffing data, including staff to patient/resident ratio and staff turnover data;

                            s.     Measures designed to ensure that an appropriate pre-admission clinical assessment will be made of all potential respiratory therapy patients/residents;

                            t.     Measures designed to ensure that respiratory therapy residents/patients will only be admitted or cared for if the facility can provide all treatments and care prescribed by the patient's/resident's admitting/attending physician and that for respiratory therapy patients/residents that Sun cannot clinically accommodate, Sun will refer them to more appropriate facilities;

                            u.     Measures designed to ensure that once admitted, respiratory therapy patients/residents will receive appropriate clinical services based on their assessed needs from appropriately trained clinicians and that care, treatment plans and progress will be reviewed by qualified supervisory staff to ensure appropriate care;

                            v.     Measures designed to protect patient safety in the event of utility or weather related emergencies as required by regulations;

                            w.     Measures designed to achieve compliance with nutrition and hydration (42 C.F.R. Section 483.25) and physical environmental regulations (42 C.F.R. Section 483.70); and

                            x.     Measures which direct facilities (at least annually) to evaluate their physical plants to determine whether they are able to respond to heat, utility or other weather related emergencies.

                            3.     Training and Education.

Prior to the execution of this CIA, Sun established a training program for all its Covered Persons and agrees that it shall continue to conduct training programs that meet the requirements of this CIA. Training may be provided through appropriate Internet or Intranet-based mechanisms, but at all times during which any training is conducted, Sun will make available to all training recipients, persons knowledgeable about the subject area covered in the training.

                            1.     General Training. Within 120 days after the Effective Date of this CIA, Sun shall provide at least 2 hours of general training to each Covered Person. This general training shall explain Sun's:

                            a.     Corporate Integrity Agreement requirements;

                            b.     Compliance Program (including the policies and procedures as they pertain to general compliance issues); and

                            c.     Code of Conduct.

                    New Covered Persons shall receive the general training described above during orientation, but not later than 20 days after the beginning of their employment or within 120 days after the Effective Date of this CIA, whichever is later. During the term of this CIA, every Covered Person shall receive such general training on an annual basis.

                            2.     Specific Training for Relevant Covered Persons. Within 120 days after the Effective Date of this CIA, Sun shall provide specific training of certain designated Covered Persons, as set forth in this Section. Each Covered Person who is involved in the delivery of patient or resident care (including individuals who are responsible for quality assurance, setting policies or procedures, or making staffing decisions), the preparation or submission of claims for reimbursement or cost reports (or equivalent reporting mechanisms), or the assignment of procedure codes or other diagnostic assessments that might affect reimbursement, for any Federal health care programs (hereinafter, "Relevant Covered Persons") shall receive at least 2 hours of specific training pertinent to his or her responsibilities (as described below) in addition to the general training required above. This training shall be conducted at least annually thereafter during the term of this CIA, and shall include a discussion of the policies and procedures set forth in Section III.B.2, including, but not limited to:

                            a.     the submission of accurate information (e.g., MDS, claims, bills, and cost reports (or equivalent reporting mechanisms) for services rendered to Medicare or Medicaid beneficiaries, including, but not limited to, the requirements for an accurate clinical assessment, if relevant to the person's duties;

                            b.     policies, procedures and other requirements applicable to the documentation of services and completion of medical records, if relevant to the person's duties;

                            c.     the personal obligation of each individual involved in the patient care, documentation, or reimbursement processes to ensure that such submissions are accurate;

                            d.     applicable Federal health care program requirements, if relevant to the person's duties;

                            e.     the legal sanctions for improper submissions to Federal health care programs;

                            f.     examples of relevant reimbursement practices related to Federal health care programs found to have been improper, if relevant to the person's duties;

                            g.     for Relevant Covered Persons who provide resident care: the coordinated interdisciplinary approach to providing care to residents, including, but not limited to, resident assessment and the requirements of 42 C.F.R. Section 483; and

                            h.     for Relevant Covered Persons who provide resident care: the policies and procedures for appropriate admission and appropriate care of respiratory therapy patients/residents.

                    New Relevant Covered Persons shall receive this specific training within 40 days of the beginning of their employment or contract, or within 120 days after the Effective Date of this CIA, whichever is later. Newly hired Relevant Covered Persons involved in the delivery of patient or resident care or in the preparation or submission of information (including, but not limited to, claims, bills, MDS, or cost reports) to any Federal health care program shall be adequately supervised by trained employees until they have completed the specific training relevant to their duties. Each Relevant Covered Person shall receive the appropriate specific training on an annual basis during the term of the CIA.

                    In addition, each facility shall conduct appropriate periodic training at least semi-annually, or more frequently, as needed, on quality of care issues, including those issues identified by Sun through its various compliance mechanisms. As part of this training, during the spring of each year on an annual basis, each facility shall provide training to each Relevant Covered Person who provides patient care, on identifying residents at risk of heat and weather related problems (or other problems associated with the loss of utility service), identifying heat illness symptoms, and on an appropriate response to heat, utility or other weather related emergencies (and shall provide a checklist of measures that should be followed). In determining what additional training should be performed, the Compliance Officer or his/her designees will review the complaints received, satisfaction surveys, staff turnover data, any state or Federal surveys, including those performed by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), any internal surveys, and the CMS quality indicators for nursing facilities. Such training will be for the length of time necessary to teach the subject matter. Such training will be provided to all Relevant Covered Persons at the facility who are responsible for patient or resident care. Sun shall implement mechanisms to evaluate that training participants comprehended and (where appropriate) implemented the content of the training.

                            3.     Attendance Log and Certification. An attendance log shall document the attendance of each person who is required to attend the training. The person responsible for the training shall certify the accuracy of the attendance log. The attendance log shall specify the type of training received and the date received. The Compliance Officer or his/her designees shall retain the attendance logs and certifications, along with specific course materials, and make all of these logs, certifications, and materials available to OIG upon request. The certification shall specify the type of training received and the date received.

                            4.     Submission of Training and Course Materials. The training and course materials for General and Specific Training (as defined herein) shall be submitted to OIG no later than 20 days after completion of any training described herein.

                            5.     Prior Training. Training of any type provided to affected Covered Persons within six months prior to the Effective Date of this Agreement that meets the requirements of Section III.C shall be deemed to meet the time frame obligation imposed by this Section, but does not obviate the requirements for attendance certifications.

                            4.     Review Procedures.

                                   1.     Independent Monitor (Quality Engagement). Within 60 days of the Effective Date of this CIA, Sun shall engage an appropriately qualified monitoring team (collectively the "Monitor"), that meets the approval of OIG. The Monitor may retain additional personnel, including, but not limited to, independent consultants, if needed to help meet the Monitor's obligations under this CIA. It is the intent of the parties to this CIA that the Monitor and Sun shall work cooperatively to foster the provision of high quality care at Sun. Sun shall be responsible for all costs incurred by the Monitor in connection with its duties under this CIA, including, but not limited to, the costs of travel, consultants, administrative personnel, office space and equipment, or additional personnel ("Monitor's Costs"). Such costs shall not exceed $2,000,000 annually ("Annual Limit"). To assist in Sun's budgeting process, the Monitor shall provide Sun with an estimated, non-binding budget on an annual basis.

                                        a.     The Monitor's Function. The Monitor shall be responsible for assessing the effectiveness, reliability, and thoroughness of Sun's quality of care infrastructure and systems with respect to Sun's nursing facilities. Specifically, the Monitor, guided by the Quality Monitor Task List (copy attached as Appendix A hereto), shall assess, among other things the following:

                                               i.     Sun's internal quality of care infrastructure, including, but not limited to, whether Sun has established and is carrying out its functions to review, analyze, and address quality of care issues; whether systems are place to promote quality of care and to respond to quality of care issues and the systems are operating in a timely and effective manner;

whether the communication systems are effective, providing for accurate quality-related data, information, decisions, and results of decisions are transmitted to the proper individuals in a timely fashion; and whether the training programs are effective and thorough.

                                               ii.     Sun's response to quality of care issues, which shall include an assessment of:

                                                      (A)     Sun's ability to identify the problem;

                                                      (B)     Sun's ability to determine the scope of the problem (e.g., is it isolated or systemic);

                                                      (C)     Sun's ability to create a corrective action plan;

                                                      (D)     Sun's ability to execute the corrective action plan;

                                                      (E)     Sun's ability to evaluate whether the assessment, corrective action plan and execution of that plan was effective, reliable, and thorough and maintained over time.

                                               iii.     the accuracy of internal reports, data and assessments that relate to patient and resident care;

                                               iv.     Sun's proactive steps (including training) to ensure that each patient and resident receives care in accordance with applicable law and the policies and procedures adopted by Sun, including those required by this CIA;

                                               v.     whether compliance with Sun's policies and procedures that promote quality of care is a positive factor in determining compensation to Sun's employees;

                                               vi.     whether Sun's facility site visits are occurring as necessary to identify and address quality of care issues;

                                               vii.     whether Sun has in place an effective system to track temporary agency personnel, staff to patient ratios and staff turnover rates;

                                               viii.     whether Sun has complied with its own policies and procedures, training requirements, the Federal health care program requirements, and the requirements of this CIA regarding the admission and care of respiratory therapy patients and residents; and

                                               ix.     whether Sun has complied with its own policies and procedures, training requirements, the Federal health care program requirements and the requirements of the CIA related to heat, utility and weather related emergencies and to determine whether Sun has adopted appropriate contingency plans to address such emergencies.

                                        b.     Access. The Monitor shall have access to:

                                               i.     Facilities, at any time and without prior notice;

                                               ii.     (A) the CMS quality indicators (for nursing facilities); (B) internal or external surveys or reports; (C) Sun Quality Line or other allegations or complaints; (D) resident or patient satisfaction surveys; (E) staffing reports setting forth the staff to patient ratios, temporary staffing levels, and staff turnover data; (F) incident, accident, abuse, neglect or death reports; (G) reports of incidents involving a patient or resident that prompt a full internal investigation; (H) patient or resident records consistent with applicable laws; (I) financial data relating to the quality of care provided to residents of Sun facilities; (J) self-evaluative reports including, but not limited to, those from medical review committees, quality assurance committees, or peer review committees; and (K) any other pre-existing data, including the reconfiguring of existing data that the Monitor may determine relevant to fulfilling the duties required under this CIA in the format requested by the Monitor, to the extent practicable;

                                               iii.     Covered Persons under the conditions set forth in Section VII of this CIA governing the rights of OIG to interview Sun's employees, contractors and agents; and

                                               iv.     Current patients and residents, subject to: (A) their clinical condition; and (B) their consent (without interference from Sun or its counsel), to conduct interviews with them outside the presence of Sun supervisory staff or counsel provided that such interviews are conducted in accordance with all applicable laws and the rights of such individuals, including the right of a patient to decline to be interviewed. Nothing in this CIA shall be construed to limit the Monitor's access to family or guardians, or former Covered Persons, patients, or residents.

                                        c.     Sun's Obligations. Sun shall:

                                               i.     Not impede the Monitor's access to its facilities (pursuant to the provisions of this CIA) and shall provide any requested documentation within the time frame specified by the Monitor, subject to any extensions and modifications requested by Sun and granted by the Monitor (the Monitor shall balance the circumstances of the situation with the burden on Sun when making document requests);

                                               ii.     Assist in contacting and arranging interviews of Covered Persons (to be conducted in accordance with the provisions of Section VII), and not impede the cooperation by such individuals;

                                               iii.     Provide access to current residents or patients and contact information for their families and guardians, in a manner consistent with the rights of such individuals under State or Federal law, and not impede their cooperation;

                                               iv.     Provide the last known contact information for former employees, contractors, and agents, and not impede the cooperation from such individuals, including, but not limited to, refraining from placing confidentiality requirements in termination agreements that would limit such cooperation;

                                               v.     Provide the last known contact information for former residents, patients, their families, or guardians consistent with the rights of such individuals under State or Federal law, and not impede their cooperation;

                                               vi.     Address any written recommendation made by the Monitor either by substantially implementing the Monitor's recommendations or by explaining why it has elected not to do so;

                                               vii.     Pay the Monitor's bills for Monitor's Costs within 30 days of receipt. While Sun must pay all the Monitor's bills within 30 days, Sun may bring any disputed Monitor's Costs or bills to OIG's attention; and

                                               viii.     Not sue or otherwise bring any action against the Monitor related to any findings made by the Monitor or related to any exclusion or other sanction of Sun under this Agreement; provided, however, that this clause shall not apply to any suit or other action based solely on the dishonest or illegal acts of the Monitor, whether acting alone or in collusion with others.

                    Nothing in this Subsection (c) shall limit the right of Sun to inform individuals of their rights under law.

                                        d.     The Monitor's Obligations. The Monitor shall:

                                               i.     Respect the legal rights, privacy, and dignity of all Covered Persons, residents, and patients;

                                               ii.     Where independently required by applicable law or professional licensing standard to report any finding to an appropriate regulatory or law enforcement authority, simultaneously submit copies of such reports to OIG and to Sun;

                                               iii.     At all times act reasonably in connection with its duties under the CIA, including when requesting information from Sun. Acting reasonably shall mean, when appropriate, among other things, that the Monitor shall consider the burdens and costs to Sun;

                                               iv.     Subject to Subsection (e) below, communicate its assessments of Sun through its quarterly reports to Sun and OIG concerning the findings made to date;

                                               v.     Submit bills to Sun on a consolidated basis no more than once per month, and submit an annual summary representing an accounting of its costs throughout the year to Sun and to OIG. Sun shall have the opportunity to review such bills and bring any issue of disputed bills or costs to the attention of OIG;

                                               vi.     Not be bound by any other private or governmental agency's findings or conclusions, including, but not limited to, JCAHO, CMS, or the state survey agency. Likewise, such private and governmental agencies shall not be bound by the Monitor's findings or conclusions. The Monitor's reports shall not be the sole basis for determining deficiencies by the state survey agencies. The parties agree that HHS and its contractors shall not introduce any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence into any proceeding involving a Medicare or Medicaid survey, certification, or other enforcement action against Sun, and Sun shall similarly be restricted from using material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence in any of these proceedings. Nothing in the previous sentence, however, shall preclude the OIG or Sun from using any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor in any action under the CIA or pursuant to other OIG authorities;

                                               vii.     Abide by the legal requirements of Sun's facilities: (A) to maintain the confidentiality of each resident's personal and clinical records; and (B) to maintain confidential and not to disclose the records of Sun's Corporate Compliance Committee and self-evaluative reports including, but not limited to, those from medical review committees, quality assurance committees or peer review committees. (see 42 C.F.R. SectionSection 483.10 and 483.75(o)(3)). Nothing in the prior sentence, however, shall limit or affect the Monitor's obligation to provide information, including information from patient and resident clinical records, to the OIG, and, when legally or professionally required, reporting to other agencies;

                                               viii.     Except to the extent required by law, maintain the confidentiality of any proprietary financial and operational information, processes, procedures and forms obtained in connection with its duties under this CIA and not comment publicly concerning its findings except to the extent authorized by the OIG;

                                               ix.     Where appropriate, communicate requests for access, documents or other information to the Compliance Officer; and

                                               x.     Where possible, identify the criteria under which it intends to assess Sun's activities as set forth herein and communicate those criteria to Sun in advance of its assessments.

                                        e.     Miscellaneous Provisions

                                               i.     The Monitor may confer and correspond with Sun and OIG on an ex parte basis at any time. If, after consulting with Sun, the Monitor has concerns about corrective action plans that are not being enforced or systemic or repeated problems that could impact Sun's ability to render quality care to its patients and residents, then the Monitor shall: (A) report such concerns in writing to the Consortium, in care of OIG at the address set forth in Section VI of this CIA (the Consortium consists of representatives of OIG, CMS, and the Department of Justice); and (B) provide notice and a copy of the report to the Compliance Officer and the Board Committee. Sun shall be provided an opportunity to respond to the Consortium concerning any such report;

                                               ii.     The Consortium shall seek to resolve any such dispute between the Monitor and Sun prior to OIG seeking any remedies pursuant to the terms of this CIA;

                                               iii.     The Monitor serves at the behest of OIG and may be removed from the Monitor position solely at the discretion of OIG. If the Monitor resigns or is removed for any reason prior to the termination of the CIA, OIG, at its sole discretion, shall appoint another Monitor with the same functions and authorities;

                                               iv.     The Monitor shall not control, manage or operate Sun; and

                                               v.     Nothing in this Agreement changes the applicable requirements for standard of care from that imposed by the Federal health care program requirements and other laws.

                                   2.     Financial Reviews.

                                          a.     General Description.

                                                 i.     Retention of Independent Review Organization. Prior to the Effective Date of this CIA, Sun will retain an entity, such as an accounting, auditing or consulting firm (hereinafter "Independent Review Organization" or "IRO"), to perform review engagements to assist Sun in assessing and evaluating its billing, coding and claim submission practices and its compliance obligations pursuant to this CIA and the Settlement Agreement. The IRO retained by Sun shall have expertise in the billing, coding, reporting and other requirements of the particular section of the health care industry pertaining to this CIA and in the general requirements of the Federal health care program(s) from which Sun seeks reimbursement. The Billing Engagement, described below shall be accomplished by a combination of reviews performed by the IRO and the Sun Internal Review Team pursuant to the schedule in Section III.D.2.b.vii. below. The IRO shall assess, along with Sun, whether it can perform the IRO engagements in a professionally independent fashion, taking into account any other business relationships or other engagements that may exist.

                                                 ii.     Types of Engagements. The IRO shall conduct two separate engagements. One engagement shall address Sun's billing, coding and claim submission practices to the Federal health care programs ("Billing Engagement"). The second engagement shall address Sun's compliance with the obligations assumed under this CIA and the Settlement Agreement ("Compliance Engagement").

                                                 iii.     Frequency of Billing and Compliance Engagements. The Billing Engagement shall be performed in accordance with the schedule in Section III.D.2.b.vii. beginning with the Effective Date of this CIA. The IRO and Sun's Internal Review Team shall perform the Minimum Data Set Audits (hereinafter, "MDS Audits") of the Billing Engagement and the IRO shall perform the Process Review component of the Billing Engagement. The Compliance Engagement shall be performed by the IRO for the first one-year period beginning with the Effective Date of this CIA.

                                                 iv.     Retention of Records. Sun shall retain and make available to the OIG, upon request, all work papers, supporting documentation, correspondence and draft reports, if any, (those exchanged between the IRO and Sun) related to the engagements for the duration of the CIA plus one year.

                                          b.     Billing Engagement. The Billing Engagement shall be comprised of two separate reviews - an MDS Audit and a Process Review. The MDS Audit and corresponding MDS Audit Report are discussed in detail in Appendix B to this CIA, which is incorporated by reference.

                                                 i.     Selection of Potential Candidates for Sun's Internal Review Team. Sun's Corporate Compliance Officer shall identify prospective team members based upon the candidate's MDS Audit experience (i.e. has performed similar MDS audits within the 6 months prior to becoming part of Sun's Internal Review Team), qualifications, and clinical background. The IRO and Corporate Compliance Officer shall independently assess each respective candidate's experience, qualifications, and clinical background. Both the IRO and Sun shall draft independent recommendations for each prospective Internal Review Team member regarding whether each member should serve on Sun's Internal Review Team. The IRO and Sun shall mutually agree on Sun's proposed Internal Review Team members for the purposes of Credentialing as set forth below.

                                                 ii.      Credentialing of Sun's Internal Review Team. To credential Sun's Internal Review Team, the following protocol will be used. Within 90 days of the Effective Date of this CIA and prior to the initiation of any MDS Audits, the IRO shall randomly select (using RAT-STATS) 25 sampling units from Sun's nursing facilities. The identities of the patients in the selected sampling units will be redacted to preserve patient confidentiality. These sampling units will be used to train and assess the candidates for Sun's Internal Review Team. Using the audit procedures set forth in Appendix B, the IRO will train the prospective Internal Review Team members using the first 10 randomly generated sampling units. Following the demonstration training, and using the remaining 15 randomly selected sampling units, each of the candidates will independently make coding and overpayment determinations on these units based on defined audit procedures agreed to by Sun and the IRO as set forth below. Each prospective Internal Review Team member will be evaluated on how they scored each test sampling unit. Each reviewer's percentage score will be calculated based on pre-selected objective audit elements. These pre-selected objective audit elements and the credentialing standard shall be mutually agreed upon by Sun and the IRO and shall be submitted to the OIG for review. At any time during the term of the CIA, the OIG may provide Sun with comments, recommendations, or may reject any or all of the pre-selected objective audit elements or credentialing standard and may create its own audit elements and credentialing standard and apply it to select Sun's Internal Review Team. Any comments provided, recommendations made or the lack thereof or the lack of rejection of any or all of the pre-selected objective audit elements or credentialing standard shall not constitute acceptance of the pre-selected objective audit elements or the credentialing standard. Those Internal Review Team Candidates with credentialing scores at or above the credentialing standard will be selected as members of Sun's Internal Review Team.

                                                 iii.     Reporting the Selection of Sun's Internal Review Team. As part of Sun's Implementation Report, Sun's Corporate Compliance Officer shall provide the OIG with his justification and the IRO's recommendations for each proposed Internal Review Team member. Both Sun's justification and the IRO's recommendation shall include a narrative evaluation of each prospective team member's audit test performance for each selected Internal Review Team member. Sun shall also include each candidate's resume, audit test results, and credentialing score which support each candidate's selection as an Internal Review Team member as part of its justification.

                                                 iv.     Replacement of Internal Review Team Members. If at any time during the term of this CIA, an Internal Review Team member needs to be replaced, the protocol described in Section III.D.2.b.i-iii. herein shall be implemented to select a new Internal Review Team member. However, Sun's justification and the IRO's recommendation, as described in Section III.D.2.b.ii herein, shall be submitted to the OIG prior to engaging the new Internal Review Team member.

                                                 v.     Annual IRO Verification Review. At the end of each Review Year (as defined in Section III.D.2.b.vi below) of the CIA, the IRO will verify a sample of each Sun Internal Review Team member's MDS Audit determinations to ensure the reviewer is making accurate judgements. To conduct the verification review, the IRO will review either 10% or 15 sampling units from each Internal Review Team member's previous year's MDS Audits, whichever is greater, and the accuracy of the reviewer's determinations shall be recorded. The IRO shall randomly select each reviewer's sample using RAT-STATS. Any incorrect MDS Audit determinations made by a Team member will constitute an error. If 5% or more of a team member's determinations are incorrect, the Internal Review Team member will be removed from the Team unless retention of the Internal Review Team member is otherwise recommended by the IRO and accepted by the OIG. The audit test results for each Internal Review Team member and any recommendation or supporting rationale will be included in each Annual Report to the OIG. The OIG, will have discretion to remove any person from the Internal Review Team at any time.

                                                 vi.     Pooling Methodology. For the purpose of the MDS Audits that the IRO and Sun will conduct, the IRO will aggregate total nursing facility data and allocate each of Sun's nursing facilities into four pools based upon their respective distribution of total claims paid by Medicare Part A.

                                                        (A)     Based upon the paid claims information, the IRO will sort all of the Sun nursing facilities into four pools. The facilities shall be resorted annually on the anniversary of the Effective Date of this CIA and each such annual period shall constitute a review year (the "Review Year"). The four pools are as follows:

                                                                (1)     Facilities that have received no Medicare Part A payments during the Review Year (hereinafter referred to as the "Medicare Zero Claim Pool"). The IRO will remove the Medicare Zero Claim Pool from the population of nursing facilities that it will randomly select from for the annual MDS Audits;

                                                                (2)     Facilities that have received payment from Medicare Part A for 1 to 250 claims during the Review Year (hereinafter referred to as the "Medicare Small Claim Pool");

                                                                (3)     Facilities that have received payment from Medicare Part A for 251-750 claims during the Review Year (hereinafter referred to as the "Medicare Medium Claim Pool"); and

                                                                (4)     Facilities that have received payment from Medicare Part A for more than 751 claims during the Review Year covered by the billing review (hereinafter referred to as the "Medicare Large Claim Pool").

                                                 vii.     Annual Facility Selection Methodology. Consistent with Appendix B, the Audit Period for year 1 reviews will begin with the Effective Date of the CIA and will end with the date the MDS Audit begins for each respective Claim Pool. For the first year reviews, no MDS Audit will contain less than 3 months worth of data and no more than 9 months worth of data. For each Claim Pool's subsequent yearly review, the Audit Period for the MDS Audit shall consist of 12 months of data. These subsequent yearly reviews shall begin at the end of the preceding Audit Period for each Claim Pool and shall end 12 months later.

                    The MDS Audit will be prioritized in the following manner: During each Review Year, the IRO will review facilities in the Medicare Large Claim Pool prior to reviewing the facilities in the Medicare Medium Claim Pool. Sun will review facilities in the Medicare Medium Claim Pool prior to reviewing the facilities in the Medicare Small Claim Pool. The IRO and Sun may deviate from this prioritization schedule only after receiving prior written approval from the OIG.

Audit Period 1 Reviews:

     -     IRO will randomly select, using RAT-STATS, 5 facilities from the Medicare Small Claim Pool - Sun will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 15 facilities from the Medicare Medium Claim Pool - IRO will perform an MDS Audit on the first five randomly generated facilities and Sun will perform an MDS Audit on the remaining 10 facilities.

     -     IRO will randomly select, using RAT-STATS, 6 facilities from the Medicare Large Claim Pool - IRO will perform an MDS Audit on these facilities.

     -     In accordance with Section III.D.2.b.v. above, at the end of Review Year 1, the IRO will review 10% or 15 sampling units for each member of Sun's Internal Review Team, whichever is greater. The IRO will randomly select, using RAT-STATS, each member's sampling units.

Audit Period 2 Reviews:

     -     IRO will randomly select, using RAT-STATS, 5 facilities from the Medicare Small Claim Pool, excluding those Medicare Small Claim Pool facilities that were selected in Audit Period 1, - Sun will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 15 facilities from the Medicare Medium Claim Pool, excluding those Medicare Medium Claim Pool facilities that were selected in Audit Period 1 - IRO will perform an MDS Audit on the first five randomly generated facilities and Sun will perform an MDS Audit on the remaining 10 facilities.

     -     IRO will randomly select, using RAT-STATS, 6 facilities from the Medicare Large Claim Pool - IRO will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 1 of the 20 Medium and Small Claim Pool facilities reviewed in Audit Period 1 and will perform an MDS Audit on this facility.

     -     In accordance with Section III.D.2.b.v. above, at the end of Review Year 2, the IRO will review 10% or 15 sampling units for each member of Sun's Internal Review Team, whichever is greater. The IRO will randomly select, using RAT-STATS, each member's sampling units.

Audit Period 3 Reviews:

     -     IRO will randomly select, using RAT-STATS, 5 facilities from the Medicare Small Claim Pool, excluding those Medicare Small Claim Pool facilities that were selected in Audit Periods 1 or 2 - Sun will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 15 facilities from the Medicare Medium Claim Pool, excluding those Medicare Medium Claim Pool facilities that were selected in Audit Periods 1 or 2 - IRO will perform an MDS Audit on the first five randomly generated facilities and Sun will perform an MDS Audit on the remaining 10 facilities.

     -     IRO will randomly select, using RAT-STATS, 6 facilities from the Medicare Large Claim Pool - IRO will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 1 of the 40 Medium and Small Claim Pool facilities reviewed in Audit Periods 1 or 2 and will perform an MDS Audit on these facilities.

     -     In accordance with Section III.D.2.b.v. above, at the end of Review Year 3, the IRO will review 10% or 15 sampling units for each member of Sun's Internal Review Team, whichever is greater. The IRO will randomly select, using RAT-STATS, each member's sampling units.

Audit Period 4 Reviews:

     -     IRO will randomly select, using RAT-STATS, 5 facilities from the Medicare Small Claim Pool, excluding those Medicare Small Claim Pool facilities that were selected in Audit Periods 1, 2, or 3 - Sun will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 15 facilities from the Medicare Medium Claim Pool, excluding those Medicare Medium Claim Pool facilities that were selected in Audit Periods 1, 2, or 3 - IRO will perform an MDS Audit on the first five randomly generated facilities and Sun will perform an MDS Audit on the remaining 10 facilities.

     -     IRO will randomly select, using RAT-STATS, 6 facilities from the Medicare Large Claim Pool - IRO will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 2 of the 60 Medium and Small Claim Pool facilities reviewed in Audit Periods 1, 2, or 3 and will perform an MDS Audit on these facilities.

     -     In accordance with Section III.D.2.b.v. above, at the end of Review Year 4, the IRO will review 10% or 15 sampling units for each member of Sun's Internal Review Team, whichever is greater. The IRO will randomly select, using RAT-STATS, each member's sampling units.

Audit Period 5 Reviews: All facilities, even if previously selected, will be included in the universe for Audit Period 5.

     -     IRO will randomly select, using RAT-STATS, 5 facilities from the Medicare Small Claim Pool - Sun will perform an MDS Audit on these facilities.

     -     IRO will randomly select, using RAT-STATS, 15 facilities from the Medicare Medium Claim Pool - IRO will perform an MDS Audit on the first five randomly generated facilities and Sun will perform an MDS Audit on the remaining 10 facilities.

     -     IRO will randomly select, using RAT-STATS, 6 facilities from the Medicare Large Claim Pool - IRO will perform an MDS Audit on these facilities.

     -     In accordance with Section III.D.2.b.v. above, at the end of Review Year 5, the IRO will review 10% or 15 sampling units for each member of Sun's Internal Review Team, whichever is greater. The IRO will randomly select, using RAT-STATS, each member's sampling units.

                                                 viii.     MDS Audit. The IRO and Sun's Internal Review Team shall perform an MDS Audit to identify any overpayments through a variable appraisal of paid claims submitted by Sun to the Medicare program. The MDS Audit shall be performed in accordance with the procedures set forth in Appendix B to this CIA.

                                                 ix.     MDS Audit Report. The IRO shall prepare a report based upon each MDS Audit performed for each facility the IRO reviewed ("MDS Audit Report"). Sun shall prepare an MDS Audit Report for each facility it reviewed. The MDS Audit Report shall be created in accordance with the procedures set forth in Appendix B to this CIA and shall be submitted to OIG by Sun as part of Sun's Annual Reports.

                                                 x.     Process Reviews. The IRO shall perform Process Reviews at Sun's nursing facilities which are selected for MDS Audits as described above. The Process Reviews shall include a review of Sun's claims, coding, billing and submission process and other compliance related activities ("Process Review"). The Process Review may be performed concurrently with the other elements of the Billing Engagement and shall include testing or verification of Sun's Systems, processes and/or operations only when necessary as described below in Section III.D.2.b.x.(B). The Process Review shall consist of a thorough review and inquiry of the following:

                                                        (A)     Sun's documentation, coding, billing and reporting operations relating to claims submitted to all Federal health care programs. As part of this review, the IRO is expected to evaluate the presence, application and adequacy of:

                                                                (1)     Sun's billing and medical record documentation and coding process;

                                                                (2)     Sun's billing policies and procedures to ensure proper coding and billing;

                                                                (3)     Sun's internal controls to ensure accurate coding and claims submission;

                                                                (4)     Sun's reporting operations or mechanisms that

ensure appropriate communication between Sun and its fiscal intermediaries; and

                                                                (5)     corrective action plans to correct any inaccurate coding or billing processes or individual claim forms.

                                                        (B)     In the event Sun or the IRO identify deficiencies in Sun's medical record documentation, coding process, policies and procedures, internal controls, reporting mechanisms or corrective action plans, (either through the Billing Engagement, Process Review, internal or external audits, or fiscal intermediary review) which result, or could result, in inappropriate billing to the federal health care programs, the IRO shall, attempt to quantify any actual or potential underpayment or overpayments and shall make a report to Sun (and to the OIG as described below) that shall include the IRO's recommendations to correct the identified deficiency. In addition, the IRO shall test the applicable Sun system(s) to ensure the potential deficiency is not a systemic problem. Sun will correct any identified deficiency within 3 months of the discovery of the deficiency or provide the OIG with a reason why it cannot correct the deficiency within that time frame. Sun will report its findings regarding any potential deficiencies and corrective actions in its Process Review Report.

                                                 xi.     Process Review Report. The IRO shall prepare a report based upon each Process Review performed ("Process Review Report") which shall be submitted to the OIG as part of Sun's Annual Reports. The Process Review Report shall include the IRO's findings and supporting rationale regarding:

                                                         (A)     any identified deficiencies in Sun's medical record documentation, coding process, policies and procedures, internal controls, reporting mechanisms or corrective action plans;

                                                         (B)     any weakness or potential weaknesses in Sun's medical record documentation, coding process, policies and procedures, internal controls, reporting mechanisms or corrective action plans; and

                                                         (C)     any recommendations the IRO may have to improve any of these systems, operations, or processes.

                                          c.     Compliance Engagement.

                                                 i.     Compliance Review. The IRO shall conduct a review of Sun's compliance activities ("Compliance Review"). The Compliance Review shall consist of a review of Sun's adherence to the obligations set forth in this CIA, and a review of Sun's compliance with certain provisions of the Settlement Agreement:

                                                        (A)     CIA Obligations Review. The IRO shall assess and evaluate Sun's compliance with the obligations set forth in each section of this CIA.

                                                        (B)     Unallowable Costs Review. The IRO shall determine whether Sun has complied with its obligation not to charge to, or otherwise seek payment from, Federal or State payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable Federal or State payors any unallowable costs included in payments previously sought from the United States, or any State Medicaid program. This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports or payment requests for post-petition periods. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which of the Settlement Agreement was executed, as well as from previous years but shall not include any Closed Cost Years as defined in the Settlement Agreement, or post-petition periods which are the subject of a settlement with a state.

                                                 ii.     Compliance Review Report. The IRO shall prepare a report based upon the Compliance Review performed (the "Compliance Review Report"). The Compliance Review Report shall include:

                                                        (A)     the IRO's findings, and supporting rationale (or narrative explanation), if any, and a summary of such findings and rationale regarding Sun's compliance with the terms of each section of the CIA, as applicable; and

                                                        (B)     the IRO's findings and supporting rationale (or narrative explanation) regarding whether Sun has complied with its obligation not to charge to, or otherwise seek payment from, Federal or State payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable Federal or State payors any unallowable costs included in payments previously sought from such payor.

                                          d.     Validation Review. In the event the OIG has reason to believe that: Sun's Billing or Compliance Engagement fails to conform to the requirements of this CIA; or the findings or MDS Audit results are believed to be inaccurate, the OIG may, at its sole discretion, conduct its own review to determine whether the Billing and Compliance Engagements comply with the requirements of the CIA and/or to determine if the findings or MDS Audit results are inaccurate. Sun agrees to pay for the reasonable cost of any such review performed by the OIG or any of its designated agents so long as it is initiated before one year after Sun's final submission is received by the OIG.

                    Prior to initiating a validation review, the OIG shall notify Sun of its intent to do so with an explanation stating why the OIG believes such a review is necessary. In order to resolve any concerns raised by the OIG, Sun may request a meeting with the OIG to discuss the results of any Engagement submissions; present any additional or relevant information to clarify the results of the Engagements or to correct the inaccuracy of the MDS Audit; and/or propose alternatives to the proposed validation review.

                    The OIG will attempt in good faith, to resolve any Billing or Compliance Engagement and/or MDS Audit issues with Sun prior to conducting a validation review. However, the final determination as to whether or not to proceed with a validation review shall be made at the sole discretion of the OIG.

                                          e.     Independence Certification. The IRO shall include in its report(s) to Sun a certification or sworn affidavit that it has evaluated its professional independence and/or professional objectivity, as applicable, with regard to the Billing and Compliance Engagements and that it has concluded that it was, in fact, independent and/or objective, as applicable.

                            5.     Confidential Disclosure Program.

                    Sun has established a Confidential Disclosure Program, which includes two toll-free telephone lines, known as the "Sun Quality Line" and "Customer First Line" (collectively the "Confidential Disclosure Program"). The Sun Quality Line has been designed and implemented for employees, contractors, and vendors, while the Customer First Line has been designed for patients and families. Within 90 days of the Effective Date of this CIA, Sun shall review its Confidential Disclosure Program and ensure that it is in compliance with the requirements of this Section. The Confidential Disclosure Program shall enable any individual to disclose, to the Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with Sun's policies, practices, or procedures with respect to quality of care or a Federal health care program, believed by the individual to be inappropriate. Sun shall publicize the existence of the Confidential Disclosure Program, and, at a minimum shall post notice of it prominently in common gathering areas (e.g., lobbies, dining rooms, activity rooms, waiting rooms, employee break rooms and other locations where notices are typically posted) in each of its facilities and locations and shall publicize it in training and newsletters to employees.

                    The Confidential Disclosure Program shall emphasize a non-retribution, non-retaliation policy, and shall include a reporting mechanism for anonymous, confidential communication. Upon receipt of a disclosure, the Compliance Officer, or his/her designee, shall gather the information in such a way as to elicit all relevant information from the disclosing individual. The Compliance Officer, or his/her designee, shall make an inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether further review should be conducted. For any disclosure that is sufficiently specific so that the Compliance Officer, or his/her designee, determines further review is warranted, the Compliance Officer, or his/her designee, shall conduct such further review of the allegations and ensure that follow-up is conducted and that any inappropriate or improper practice is addressed.

                    The Compliance Officer shall maintain a written record, which shall include the date of receipt of the allegation or complaint, a summary of each allegation or complaint received, the status of the respective investigations, and any corrective action taken in response to the investigation. The written record shall be made available to OIG upon request.

                            6.     Ineligible Persons.

                                   1.     Definition. For purposes of this CIA, an "Ineligible Person" shall be any individual or entity who: (a) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs; or (b) has been convicted of a criminal offense and is subject to exclusion under 42 U.S.C. Section 1320a-7(a), but has not yet been excluded.

                                   2.     Screening Requirements. Sun currently has policies and procedures regarding the screening of prospective Covered Persons, contractors, and physicians who receive staff privileges to prevent the hiring of, or contracting with, any Ineligible Person. Sun shall screen all prospective Covered Persons and contractors prior to engaging their services, and screen physicians prior to granting staff privileges by: (a) requiring applicants to disclose whether they are Ineligible Persons; and (b) reviewing the General Services Administration's List of Parties Excluded from Federal Programs (available through the Internet at http://www.arnet.gov/epls) and the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.hhs.gov/oig) (these lists and reports will hereinafter be referred to as the "Exclusion Lists").

                                   3.      Review and Removal Requirement.  Within 120 days of the Effective Date of this CIA, Sun will review its list of current Covered Persons, contractors, and physicians with staff privileges against the Exclusion Lists. Thereafter, Sun will review the list semi-annually. If Sun has notice that a Covered Person, contractor, or physician has become an Ineligible Person, Sun will remove such person from responsibility for, or involvement with, Sun's business operations related to the Federal health care programs and shall remove such person from any position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs. Semi-annual reviews performed on Sun's Covered Persons, contractors, and physicians with staff privileges within six months prior to the

Effective Date that satisfy the requirements of Section III.F.2 shall be deemed to have met the time frame obligation imposed by this Section, but do not obviate the semi-annual review requirements of this Section.

                                   4.     Pending Charges and Proposed Exclusions. If Sun has notice that a Covered Person, contractor, or physician with staff privileges is formally charged with a criminal offense related to any Federal health care program, or is proposed for exclusion during his or her employment or contract, Sun shall take all appropriate actions to ensure that the responsibilities of that Covered Person, contractor, or physician do not adversely affect the quality of care rendered to any patient or resident or the accuracy of any claims submitted to any Federal health care program.

                            G.     Notification of Proceedings.

                    Within 30 days of discovery, Sun shall notify OIG, in writing, of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving an allegation that Sun has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Sun shall also provide written notice to OIG within 30 days of the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the proceedings, if any.

                            H.     Reporting.

                                   1.     Definition of "Overpayment." For purposes of this CIA, an "Overpayment" shall mean the amount of money Sun has received in excess of the amount due and payable under the Federal health care program requirements, but shall not include periodic interim payments subject to reconciliation upon submission of a final cost report or reconciliation of other interim payments. Sun may not subtract any underpayments for purposes of determining the amount of relevant "Overpayments."

                                   2.     Definition of "Material Deficiency." For purposes of this CIA, a "Material Deficiency" means anything that involves: (i) a substantial Overpayment relating to any Federal health care program; or (ii) a matter that a reasonable person would consider a potential violation of 42 U.S.C. SectionSection 1320a-7, 1320a-7a, or 1320a-7b, or other criminal or civil law related to any Federal health care program for which penalties or exclusion may be authorized under the law. A Material Deficiency may be the result of an isolated event or a series of occurrences.

                                   3.     Reporting of Overpayments. If, at any time, Sun identifies or learns of any billing, reporting, or other policies, procedures and/or practices that has resulted in an Overpayment (as herein defined), Sun shall notify the payor (e.g., Medicare fiscal intermediary or carrier) within 30 days of discovering the Overpayment and take remedial steps within 60 days of discovery (or such additional time as may be agreed to by the payor) to repay the Overpayment and correct the problem, including preventing the underlying problem and the Overpayments from recurring. Notification and repayment to the contractor should be done in accordance with the contractor policies, and, for Medicare contractors, must include the information contained on the Overpayment Refund Form, provided as Appendix C to this CIA.

                                   4.     Reporting of Material Deficiencies. If Sun determines that there is a Material Deficiency (as defined herein), Sun shall notify OIG within 40 days of discovering the Material Deficiency. The report to OIG shall include:

                                          a.     A complete description of the Material Deficiency, including the relevant facts, persons involved, and legal and program authorities;

                                          b.     Sun's actions (and future plans of action) to correct the Material Deficiency; and to prevent such Material Deficiency from recurring;

                                          c.     If applicable, the information on the Overpayment Refund Form and the payor's name, address, and contact person where the Overpayment (if any) was sent; and

                                          d.     If applicable, the date of the check and identification number (or electronic transaction number) on which the Overpayment (if any was repaid).

IV.     NEW BUSINESS UNITS OR LOCATIONS

                    In the event that Sun purchases or establishes new business units that participate in any Federal health care program after the Effective Date of this CIA, Sun shall notify OIG of this fact within 30 days of the date of purchase or establishment. This notification shall include the type of facility, location of the new operation(s), phone number, fax number, Federal health care program provider number(s) (if any), and the corresponding payor(s) (contractor specific) that has issued each provider number. All Covered Persons and Covered Contractors at such locations shall be subject to the requirements in this CIA that apply to new Covered Persons and Covered Contractors (e.g., completing certifications and undergoing training). In the case of new business units and locations, the obligations of this CIA shall apply only to services or activities occurring after the Effective Date of the acquisition or establishment of the new business unit or location. Sun shall use its best efforts to implement the requirements of this CIA in new business units or locations that participate in any Federal health care programs as soon as practicable. Notwithstanding any other provisions to the contrary, the terms of this CIA shall not become effective for new business units or locations until six months after the purchase or establishment of such new business units or locations.

V.     IMPLEMENTATION AND ANNUAL REPORTS

                    A.     Implementation Report. Within 120 days after the Effective Date of this CIA, Sun shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA. This Implementation Report shall include:

                           1.     the name, address, phone number and position description of all individuals in positions described in Section III.A;

                           2.     the charter for the Board Committee as required in Section III.A.1;

                           3.     the program for internal audits and reviews and a description of the quality of care infrastructure as required in Section III.A.;

                           4.     a copy of Sun's Code of Conduct required by Section III.B.l;

                           5.     a copy of the policies and procedures required by Section III.B.2;

                           6.     a description of the training programs required by Section III.C., including a description of the targeted audiences and a schedule of when the training sessions were held and are to be held;

                           7.     a certification by the Compliance Officer that to the best of his or her knowledge:

                                  a.     the policies and procedures required by Section III.B.2 have been developed, are being implemented, and have been made available to all appropriate Covered Persons;

                                  b.     all Covered Persons and Covered Contractors have completed the Code of Conduct certification as required by Section III.B.1;

                                  c.     all Covered Persons have completed the training and executed the certification required by Section III.C; and

                                  d.     such certification may also include, if necessary, an explanation of noncompliance.

                           8.     a description of the Confidential Disclosure Program required by Section III.E.;

                           9.     the identity of the Independent Review Organization(s) and the proposed start and completion date of the engagements for the first year as well as the identification of the individual members comprising Sun's Internal Review Team and the respective credentialing information required in Section III.D.2.b;

                           10.     a summary of personnel actions taken pursuant to Section III.F.; and

                           11.     a list of all of Sun's business units participating in a Federal health care program (including mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program provider identification numbers(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

                    B.     Annual Reports. Sun shall submit to OIG an Annual Report with respect to the status and findings of Sun's Compliance activities over the one-year period covered by the Annual Report. Each Annual Report shall include:

                           1.     any change in the identity or position description of individuals in positions described in Section III.A., a change in any of the committees' structure or charter, any change in the internal audit and review program, or any change in the quality of care infrastructure;

                           2.     a certification by the Compliance Officer that to the best of his or her knowledge:

                                  a.     all Covered Persons and Covered Contractors have completed the annual Code of Conduct certification required by Section III.B.1;

                                  b.     all Covered Persons have completed the training and executed the certification required by Section III.C;

                                  c.     Sun has complied with its obligations under the Settlement Agreement (i) not to resubmit to any Federal health care program payors any previously denied claims related to conduct addressed in the Settlement Agreement, and its obligation not to appeal any such denials of claims; and (ii) not to charge to or otherwise seek payment from Federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify and adjust any past charges of unallowable costs;

                                  d.     Sun has effectively implemented, or is in the process of implementing, all plans of correction related to problems identified under this CIA, Sun's Compliance Program, or internal audits or reviews; and

                                  e.     Such certification may also include, if necessary, an explanation of noncompliance.

                           3.     notification of any material changes or amendments to the policies and procedures required by Section III.B.2 and the reasons for such changes (e.g., change in contractor policy);

                           4.     a summary of the facilities audited or reviewed pursuant to Sun's internal audit and review program, a summary of the findings of such audit or review, and a summary of the corrective actions taken under the program for internal audits and reviews;

                           5.     a complete copy of the reports prepared pursuant to the IRO's Submissions and compliance engagements, including all the information required in Section III.D;

                           6.     Sun's response/corrective action plan to any findings by the IRO;

                           7.     Sun's response/corrective action plan to any issues raised by the Monitor;

                           8.     a summary of Material Deficiencies and reported throughout the course of the previous 12 months pursuant to Section III.H, and the corresponding corrective action plans;

                           9.     a report of the aggregate Overpayments that have been returned to the Federal health care programs that were discovered as a direct or indirect result of implementing this CIA. Overpayment amounts shall be broken down into the following categories: Medicare, Medicaid (report each applicable state separately) and other Federal health care programs;

                           10.     a summary of the Sun Quality Line written records required by Section III.E (excluding any calls that relate solely to human resources issues);

                           11.     a description of any personnel actions (other than hiring) taken by Sun as a result of the obligations in Section III.F, and the name, title, and responsibilities of any person who falls within the ambit of Section III.F.3 and 4, and the actions taken in response to the obligations set forth in that Section;

                           12.     a summary describing any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that Sun has committed a crime or has engaged in fraudulent activities, which has been reported pursuant to Section III.G. The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding; and

                           13.     a description of all changes to the most recently provided list (as updated)

of Sun's locations that participate in any Federal health care program (including mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program provider identification numbers(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

                    The first Annual Report shall be received by OIG no later than 1 year and 120 days after the Effective Date of this CIA. Subsequent Annual Reports shall be submitted no later than the anniversary date of the due date of the first Annual Report.

                    C.     Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer, under penalty of perjury, that: (1) Sun is in compliance with all of the requirements of this CIA (unless the noncompliance is clearly and explicitly described in the Implementation Report or Annual Report), to the best of his or her knowledge; and (2) the Compliance Officer has reviewed the Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry, the information is accurate and truthful.

VI.     NOTIFICATION AND SUBMISSION OF REPORTS

                    Unless otherwise stated in writing subsequent to the Effective Date of this CIA, all notifications and reports required under this CIA shall be submitted to the entities listed below:

OIG:             Civil Recoveries Branch - Compliance Unit
                        Office of Counsel to the Inspector General
                        Office of Inspector General
                        U.S. Department of Health and Human Services
                        Cohen Building, Room 5527
                        330 Independence Avenue, SW
                        Washington, DC 20201
                        Phone:  202.619.2078
                        Fax:     202.205.0604

Sun:              Mr. Chauncey Hunker, Ph.D.
                        Corporate Compliance Officer
                        Sun HealthCare Group, Inc.
                        101 Sun Lane, N.E.
                        Albuquerque, N.M. 87109
                        Phone:  866.468.2125 (ext.6853)
                                     505.468.6853
                        Fax:      505.821.9532
                        chauncey.hunker@sunh.com

                    Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt.

VII.     OIG INSPECTION AND REVIEW RIGHTS

                    In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s), may examine and photocopy Sun's books, records, and other documents and supporting materials and/or conduct an on-site review of any of Sun's facilities, locations, or operations for the purpose of verifying and evaluating: (a) Sun's compliance with the terms of this CIA, and (b) Sun's compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Sun to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Sun's employees, contractors or agents who consent to be interviewed at the individuals' place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. If an employee, consistent with his or her rights and privileges, refuses to be interviewed based upon an individual decision, Sun will not be in breach of this CIA if the interview does not occur but Sun shall not do anything to impede the cooperation of such employee. Sun agrees to assist OIG in contacting and arranging interviews with such individuals upon OIG's request. Sun's employees, contractors and agents may elect to be interviewed with or without a representative of Sun present.

VIII.     DOCUMENT AND RECORD RETENTION

                    Sun shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, one year longer than the term of this CIA (or longer if otherwise required by law).

IX.     DISCLOSURES AND PRIVILEGES

                    The OIG will follow all applicable Federal laws concerning privacy and confidentiality, including the Federal Privacy Act, 5 U.S.C. Section 552a, to the greatest extent allowed by law.

                    Consistent with HHS's Freedom of Information Act ("FOIA") procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Sun prior to any release by OIG of information submitted by Sun pursuant to its obligations under this CIA and identified upon submission by Sun as trade secrets, commercial or financial information and privileged and confidential under the FOIA rules. Sun shall refrain from identifying any information as trade secrets, commercial, or financial information and privileged and confidential that does not meet the criteria for exemption from disclosure under FOIA. With respect to the disclosure of information, Sun shall have the rights set forth in 45 C.F.R. Section 5.65(d). OIG shall protect confidential information under the FOIA rules to the greatest extent allowed by law. When required, the OIG shall provide the pre-disclosure notice required pursuant to 45 C.F.R. Section 5.65(d) to the Compliance Officer at the address provided in Section VI.

                    Nothing in this CIA, or any communication or report made pursuant to this CIA, shall constitute or be construed as a waiver by Sun of Sun's attorney-client, work product, peer review, or other applicable privileges, including, without limitation, the protections contained in 42 C.F.R. Section 483.75(o). Notwithstanding that fact, the existence of any such privilege does not affect Sun's obligation to comply with the provisions of this CIA.

X.     BREACH AND DEFAULT PROVISIONS

                    Sun is expected to fully and timely comply with all of the obligations herein throughout the term of this CIA or other time frames herein agreed to (subject to Sun's right to request extensions of time in accordance with Section X.B.2).

                    A.     Stipulated Penalties for Failure to Comply with Certain Obligations.

As a contractual remedy, Sun and OIG hereby agree that failure to comply with certain obligations set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.

                           1.     A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due or after any extension granted by OIG has expired) for each day Sun fails to have in place any of the following:

                                  a.     Compliance Officer;

                                  b     Corporate Compliance Committee;

                                  c     Board Committee;

                                  d     Audit Committee;

                                  e     Compliance Liaisons;

                                  f.     a program for performing internal audits and reviews;

                                  g.     a written Code of Conduct;

                                  h.     written policies and procedures;

                                  i.     a Training Program; and

                                  j.     a Confidential Disclosure Program.

                           2.     A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Sun fails meet any of the deadlines (or any extension granted by OIG) to submit the Implementation Report or the Annual Reports to OIG.

                           3.     A Stipulated Penalty of $2,000 (which shall begin to accrue on the date the failure to comply began) for each day Sun:

                                  a.     hires, enters into a contract with, or grants staff privileges to an Ineligible Person after that person has been listed by a federal agency as excluded, debarred, suspended or otherwise ineligible for participation in the Medicare, Medicaid or any other Federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) (this Stipulated Penalty shall not be demanded for any time period during which Sun can demonstrate that it did not discover the person's exclusion or other ineligibility after fulfilling the obligations described in Section III.F as to the status of the person); or

                                  b.     employs, contracts with, or grants staff privileges to an Ineligible Person and that person: (i) has responsibility for, or involvement with, Sun's business operations related to the Federal health care programs; or (ii) is in a position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds (this Stipulated Penalty shall not be demanded for any time period during which Sun can demonstrate that it did not discover the person's exclusion or other ineligibility after fulfilling the obligations described in Section III.F as to the status of the person).

                           4.     A Stipulated Penalty of $1,500 (which shall begin to accrue on the date the Sun fails to grant access) for each day Sun fails to grant access to the information or documentation as required in Section VII of this CIA.

                           5.     A Stipulated Penalty of $1,000 (which shall begin to accrue 10 days after the date that OIG provides notice by certified mail to Sun of the failure to comply or any extensions granted by OIG) for each day Sun fails to comply fully and adequately with any obligation of this CIA, including those that are under the purview of the Monitor. In its notice to Sun, OIG shall state the specific grounds for its determination that Sun has failed to comply fully and adequately with the CIA obligation(s) at issue and a basis for Sun to cure noncompliance that will be deemed acceptable to OIG before accrual of any penalty hereunder. With respect to the Stipulated Penalty provision described in this Section X.A.5 only, OIG shall not seek a Stipulated Penalty if Sun cures or demonstrates to OIG' s satisfaction that the alleged failure to comply could not be cured with the 10 day period, but that: (i) Sun has begun to take action to cure the failure to comply; (ii) Sun is pursuing such action with due diligence, and (iii) Sun has provided to OIG a reasonable timetable for curing the failure to comply.

                    B.     Payment of Stipulated Penalties.

                           1.     Demand Letter. Upon a finding that Sun has failed to comply with any of the obligations described in Section X.A and determining that Stipulated Penalties are appropriate, OIG shall notify Sun by personal service or certified mail of: (a) Sun's failure to comply; and (b) OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is hereinafter referred to as the "Demand Letter").

                    Within 15 days of the date of the Demand Letter, Sun shall either: (a) cure the breach to OIG's satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute OIG' s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.D. In the event Sun elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Sun cures, to OIG' s satisfaction, the alleged breach in dispute; however, the payment of such accrued Stipulated Penalties shall remain pending until the ALJ determination. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.C.

                           2.     Timely Written Requests for Extensions. OIG will reasonably consider any timely written request by Sun for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until 1 day after Sun fails to meet the revised deadline as agreed to by OIG-approved extension.

Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until 2 business days after Sun receives OIG's written denial of such request or when the original obligation becomes due, whichever is later. A "timely written request" is defined as a request in writing received by OIG at least 5 business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

                           3.     Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier's check, payable to "Secretary of the Department of Health and Human Services," and submitted to OIG at the address set forth in Section VI.

                           4.     Independence from Material Breach Determination. Except as otherwise noted, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG's determination that Sun has materially breached this CIA, which decision shall be made at OIG's discretion and governed by the provisions in Section X.C, below.

                   C.     Exclusion for Material Breach of this CIA.

                           1.     Material Breach. A material breach of this CIA means:

                                  a.     a failure to address concerns raised by the Monitor regarding the quality of care provided to patients or residents, as set forth in Section III.D. of this CIA;

                                  b.     a failure by Sun to report a material deficiency, take and enforce corrective action and pay the appropriate refunds, as provided in Section III.D and Section III.H;

                                  c.     repeated, systemic, or flagrant violations of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A of this CIA;

                                  d.     a failure to respond to a Demand letter concerning the payment of Stipulated Penalties in accordance with Section X.B above; or

                                  e.     a failure to retain and use an IRO for review purposes or to fund the Monitor in accordance with Section III.D.

                           2.     Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Sun constitutes an independent basis for Sun's exclusion from participation in the Federal health care programs (as defined in 42 U.S.C. Section 1320a-7b(f)). Upon a determination by OIG that Sun has materially breached this CIA and that exclusion should be imposed, OIG shall notify Sun by certified mail of: (a) Sun's material breach and the specific nature of the breach; and (b) OIG's intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the "Notice of Material Breach and Intent to Exclude"). The exclusion may be directed at the corporation, or one or more individual facilities or subsidiaries, depending upon the facts of the breach.

                           3.     Opportunity to cure. Sun shall have 35 days from the date of the Notice of Material Breach and Intent to Exclude Letter to demonstrate to OIG's satisfaction that:

                                  a.     Sun is not in Material Breach of this CIA;

                                  b.     the alleged material breach has been cured; or

                                  c.     the alleged material breach cannot be cured within the 35 day period, but that: (i) Sun has begun to take action to cure the material breach; (ii) Sun is pursuing such action with due diligence; and (iii) Sun has provided to OIG a reasonable timetable for curing the material breach.

                           4.     Exclusion Letter. If at the conclusion of the 35 day period, Sun fails to satisfy the requirements of Section X.C.2, OIG may exclude the entity, entities or individual facilities identified in the Notice of Material Breach and Intent to Exclude from participation in the Federal health care programs. OIG will notify Sun in writing of its determination to exclude Sun or one or more of its individual facilities or subsidiaries (this letter shall be referred to hereinafter as the "Exclusion Letter"). Unless Sun requests a hearing pursuant to the Dispute Resolution provisions in Section X.D, below, the exclusion shall go into effect 30 days after the date of the Exclusion Letter. The exclusion shall have national effect with respect to the entities or individual facilities identified in the Notice of Material Breach and Intent to Exclude and shall preclude such entities or individual facilities from participating in the Federal health care programs and all other federal procurement and non-procurement programs. If Sun or one or more of its individual facilities or subsidiaries is excluded under the provisions of this CIA, Sun or the individual facility or subsidiary may seek reinstatement pursuant to the provisions at 42 C.F.R. Sections 1001.3001-.3004.

                   D.     Dispute Resolution

                           1.     Review Rights. Upon OIG's delivery to Sun of its Demand Letter or its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligation of this CIA, Sun shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. Section 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties, or exclusion sought pursuant to this CIA. Specifically, OIG's determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an ALJ and, in the event of an appeal, the Departmental Appeals Board ("DAB"), in a manner consistent with the provisions in 42 C.F.R. Section 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. Section 1005.2(c), a request for a hearing involving Stipulated Penalties shall be made within 15 days of the date of the Demand Letter, and the request for a hearing involving exclusion shall be made within 30 days of the date of the Exclusion Letter.

                           2.     Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Sun was in full and timely compliance with the obligations of this CIA for which OIG demands payment; (b) the period of noncompliance; and (c) with respect to a Stipulated Penalty authorized under Section X.A.5 only, whether the failure to comply could not be cured within the 10 day period, but that by the end of that period: (i) Sun had begun to take action to cure the failure to comply, (ii) Sun was and is pursuing such action with due diligence; and (iii) Sun had provided to OIG a reasonable timetable for curing the breach which is being followed. Sun shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ finds for OIG with regard to a finding of a breach of this CIA and orders Sun to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision notwithstanding that Sun may request review of the ALJ decision by the DAB.

                           3.     Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be: (a) whether Sun was in material breach of this CIA; (b) whether such breach was continuing on the date of the Exclusion Letter; and (c) whether the alleged material breach could not be cured within the 35 day period, but that (i) Sun has begun to take action to cure the material breach, (ii) Sun is pursuing such action with due diligence, and (iii) Sun has provided to OIG a reasonable timetable for curing the material breach.

                    For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision that is favorable to OIG. Sun's election of its contractual right to appeal to the DAB shall not abrogate OIG's authority to exclude Sun upon the issuance of the ALJ's decision. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Sun may request review of the ALJ decision by the DAB.

                           4.     Review by Other Agencies. Nothing in this CIA shall affect the right of CMS or any other Federal or state agency to enforce any statutory or regulatory authorities with respect to Sun's compliance with applicable Federal and state health care program requirements.

XI.     EFFECTIVE AND BINDING AGREEMENT

                    Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, and into which this CIA is incorporated, Sun and OIG agree as follows:

                    A.     This CIA shall be binding on the successors, assigns, and transferees of Sun except that divested facilities and entities shall be excused from the obligations under this CIA upon the assignment of a provider agreement or upon the disposition of assets to an unrelated entity;

                    B.     This CIA shall become final and binding upon execution on the date the final signature is obtained on the CIA and effective upon confirmation by the Bankruptcy Court;

                    C.     Any modifications to this CIA shall be made only with the prior written consent of the parties to this CIA;

                    D.     Nothing in this CIA precludes Sun from lawfully contesting the legality, enforceability or applicability of any Federal health care program requirement; and

                    E.     The undersigned Sun signatory represents and warrants that he is signing this CIA in his official capacity and that he is authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

ON BEHALF OF SUN HEALTHCARE GROUP, INC.

/s/ Mark Wimer	July 26, 2001
Mark Wimer	Date
Chief Executive Officer
Sun Healthcare Group, Inc.

/s/ Chauncey Hunker	July 26, 2001
Chauncey Hunker	Date
Corporate Compliance Officer
Sun Healthcare Group, Inc.

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Lewis Morris	July 11, 2001
Lewis Morris	Date
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health & Human Services

Appendix A

Sun Monitor Task List

THIS DOCUMENT IS DESIGNED TO PROVIDE GUIDANCE TO THE MONITOR; IT MAY BE AMENDED AT ANY TIME CONSISTENT WITH THE TERMS OF THE CORPORATE INTEGRITY AGREEMENT ("CIA"). NOTHING IN THIS TASK LIST SHOULD BE INTERPRETED TO LIMIT THE TERMS AND CONDITIONS OF THE CIA.

1.     ANALYSIS OF THE QUALITY COMPLIANCE INFRASTRUCTURE

       A.     Board of Directors: Existence of the Board level Compliance Committee (the "Board Committee") with a quality improvement function.

              1.     Existence of a Charter.

              2.     Analysis of whether the Charter reflects the duties and responsibilities set forth in the CIA.

              3.     Review of Board Report(s) related to quality of care.

              4.     Review of minutes with an analysis of whether the Board Committee is:

                     a.     carrying out the duties and responsibilities set forth in the CIA;

                     b.     receiving the information necessary to ensure that Sun has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions effectively; and

                     c.     providing the direction and support necessary to respond to these problems in a timely and effective manner.

       B.     Corporate Compliance Committee: Existence of and Analysis

              1.     Review of individuals appointed to the Compliance Committee to ensure that those individuals have the authority to carry out the duties and responsibilities set forth in the CIA.

              2.     Review of the Committee Report(s) related to quality of care.

              3.     Review of minutes and analysis of Compliance Committees' effectiveness.

                     a.     are the meetings being conducted on a regular basis?

                     b.     is the Compliance Committee receiving and analyzing quality data reports?

                     c.     is the Compliance Committee ensuring that investigations are being conducted where necessary to determine the scope and severity of the problem and corrective action plans are initiated where appropriate?

                     d.     is the Compliance Committee monitoring development and implementation of corrective action plans, ensuring that follow up occurs, making necessary adjustments to corrective action plans, and ensuring that such correction is effectively maintained over time? and

                     e.     is the Compliance Committee recommending and implementing changes to policies and procedures and training where appropriate and necessary?

       C.     Internal Review Functions

              1.     Verify whether there exists sufficient resources to conduct internal reviews in order to obtain data concerning the quality of care provided to patients and residents at Sun facilities (as defined in the CIA).

              2.     Analysis of whether the individuals conducting the internal review functions have the appropriate qualifications, have been sufficiently trained, and are appropriately supervised.

              3.     Analysis of the effectiveness of internal review functions.

                     a.     ability to identify the problem;

                     b.     ability to determine the scope of the problem (e.g., is it isolated or systemic);

                     c.     ability to create corrective action plans;

                     d.     ability to execute the corrective action plans; and

                     e.     ability to evaluate whether the assessment, corrective action plan, and execution of the plan were effective,

reliable, thorough, and maintained over time.

       D.     Other Quality Compliance Infrastructure

              1.     Analysis of whether there is an infrastructure that allows information concerning quality of care at the facilities to be communicated to the personnel with the authority to make decisions about that information (e.g., are data reports being reviewed to identify potential quality problems at the facility, regional and corporate levels).

              2.     Analysis of whether there is an infrastructure that allows the decisions that are made concerning quality of care at the facilities to be communicated to the personnel with the authority to carry out those decisions and that follow up occurs to ensure that any corrective action or other decisions are implemented and maintained over time.

              3.     Analysis of whether there is an infrastructure that allows the personnel that are carrying out decisions to communicate the outcomes and effectiveness of any decisions to the personnel directing such action.

              4.     Analysis of whether there are staff compensation and reward policies that:

(a) promote quality of resident and patient care; and (b) do not inhibit the quality of resident or patient care, and that there is an infrastructure to effectively carry out such appropriate staff compensation and reward policies.

              5.     Assessment of whether facility site visits are occurring to determine whether potential quality problems are being appropriately identified and acted upon.

       E.     Effectiveness and Accessibility of the Compliance Officer, the Compliance Staff and Senior Medical and/or Clinical Advisors.

              1.     Analysis of whether the Compliance Officer, Compliance Staff and Senior Medical and/or Clinical Advisors are accessible when necessary to assist in making decisions that impact the quality of care of the patients and residents at Sun facilities.

              2.     Analysis of the involvement of the Compliance Officer, the Compliance Staff and Senior Medical and/or Clinical Advisors in the Compliance Committee's activities.

              3.     Analysis of whether the Compliance Officer is providing accurate and complete reports to the Board Committee and Compliance Committee.

              4.     Analysis of the effectiveness of the Compliance Officer and the Compliance Staff and/or the Senior Medical and/or Clinical Advisors to:

                     a.     ability to identify the problem;

                     b.     ability to determine the scope of the problem (e.g. is it isolated or systemic);

                     c.     ability to create corrective action plans;

                     d.     ability to execute the corrective action plans; and

                     e.     ability to evaluate whether the assessment, corrective action plan, and execution of the plan were effective, reliable, thorough, and maintained over time.

2.     ANALYSIS OF THE POLICIES AND PROCEDURES AND TRAINING

       A.     Analysis of the substance of the policies and procedures relating to quality of care to determine if they assist the employees in providing appropriate quality of care to the patients and residents at Sun and are in accordance with professionally recognized standards of care.

              1.     Assessment of the clarity of policies and procedures.

              2.     Assessment of the distribution and availability of policies and procedures.

              3.     Assessment of the enforcement of policies and procedures.

       B.     Training related to Quality of Care.

              1.     Review of training materials.

              2.     effectively communicated.

              3.     Assessment of impact over time of Sun's training program concerning quality of care issues.

3.     ANALYSIS OF QUALITY RELATED DATA

       A.     Existence of a system or systems to collect, report, analyze, and disseminate data on quality of care, including, but not limited to, deficiency data, MDS data, Confidential Disclosure Program or other complaints, incident, accident, neglect, and abuse reports, CMS quality indicators, resident and patient satisfaction surveys, JCAHO reports, and any other appropriate key indicator variables.

              1.     Analysis of the integrity of this system or systems.

                     a.     accuracy of the data being supplied;

                     b.     system controls that maintain the accuracy of the data;

                     c.     availability of the data to the appropriate personnel; and

                     d.     timeliness of the data.

              2.     Existence of appropriate and adequate red flag thresholds for use in quality improvement process.

              3.     Existence of adequate consistent reporting mechanism for determining staffing ratios and levels.

              4.     Existence of a system to determine the level of temporary staff usage.

              5.     Existence of a system to ensure that the incident, accident, abuse, and neglect reports are being created and centrally maintained, and are of a nature to allow the Quality and Ethics Committee meaningful information to be able to determine: 1) if there is a quality of care problem; and 2) the full scope and severity of the problem.

                     B.     Access to incident, accident, neglect, and abuse reports to determine the accuracy of the reports.

                     C.     Analysis of whether Sun accurately determines whether the incidents, accidents, neglect or abuse reports are related to quality of care issues, and if so, whether they are appropriately investigated to determine the scope and severity of the problem, and, if warranted, that corrective action was taken.

                     D.     Analysis of whether complaints related to quality of care (including, but not limited to, those received through the Confidential Disclosure Program) are appropriately investigated to determine the scope and severity of the problem, and, if warranted, that corrective action was taken and monitored to ensure permanent correction over time.

IV.     MECHANISMS TO ANALYZE THE EFFECTIVENESS AND THOROUGHNESS OF SUN'S IMPLEMENTATION OF THE CIA.

                     A.     Access to data, employees, residents, patients as specified in the CIA, subject to the confidentiality provisions of the CIA and applicable law.

                     B.     Facility visits, ability to copy data, including, but not limited to, patient/resident records and other appropriate documents, subject to the confidentiality provisions of the CIA and applicable law.

                     C.     Attendance at Board Meetings.

                     D.     Attendance at committee meetings at the corporate, regional, and facility level.

                     E.      Attendance at training sessions.

V.     REPORTING TO GOVERNMENT AND SUN ON MONITORING ACTIVITIES

                     A.     Quarterly reports to Sun and OIG.

                     B.     Annual reports to OIG on costs incurred.

                     C.     Reports on immediate jeopardy issues as specified in the CIA.

                     D.     Reports on systemic or repeated problems to the Consortium and to Sun as specified in the CIA.

Appendix B

Minimum Data Set Audit Guidelines

A.     General

       1.     The IRO and Sun's Internal Review Team shall conduct Minimum Data Set ("MDS") Audits pursuant to the schedule set forth in Section III.D.2.b.vii of the CIA. The IRO and Sun's internal reviewers shall review paid Medicare Part A claims from Sun's nursing facilities and shall focus on the MDS.

       2.     The MDS Audit shall consist of a variable appraisal sample (dollar amount in error). For purposes of determining dollar amounts associated with errors, the final sampling unit shall be a single UB-92 bill and all associated MDS information on the UB-92 bill shall be reviewed.

       3.     The audit period for the first year MDS Audits shall be begin on the Effective Date of the CIA and will end with the date the MDS Audit begins for each respective Claim Pool (as identified in the annual facility selection methodology of Section III.D.2.b.vii of the CIA) (the "Audit Period"). The Audit Period for each subsequent MDS Audit shall begin at the end of the preceding year's Audit Period for each Claim Pool and shall end 12 months later. For the first MDS Audit, the universe from which the IRO and Sun will randomly select the UB-92 bills to review will include those UB-92s that were paid and have a date of service during the relevant Audit Period. For the remaining MDS Audits, the universe from which the IRO and Sun will randomly select the UB-92 bills to review will include those UB-92s that were paid during the relevant Audit Period.

       4.     If, in any Review Year, Sun's Internal Review Team cannot perform the number of MDS Audits required in any given year, the IRO shall perform the remainder of the MDS Audits in that year.

       5.     Sun shall retain copies of all work papers, supporting documentation, correspondence and draft reports, if any, (those exchanged between the IRO and Sun) used or created in connection with the MDS Audits and shall make such information available to OIG upon request. The IRO shall retain and make available to the OIG, upon request, all supporting rationale for its findings.

       6.     If Sun becomes aware that any facility (including those not selected to be included as part of an annual MDS Audit) is potentially experiencing non-compliance with the Federal health care program requirements for claims submissions, Sun shall, after reasonably determining whether further review is warranted, in addition to its other CIA obligations, conduct a review of the potential area of non-compliance. If warranted, Sun shall develop a corrective action plan and conduct appropriate follow-up to ensure that any inappropriate or improper practice(s) related to claims submission is appropriately addressed. All such instances of inappropriate or improper claims submission, regardless of whether the facility was selected in the MDS Audit, shall be reported to OIG, pursuant to Section III.H. of this CIA.

       7.     Consistent with the definition of Overpayment as articulated in Section III.H.1. of the CIA, an Overpayment is the amount of money Sun has received in excess of the amount due and payable under any Federal health care program requirements. For the purposes of the MDS Audit and all reporting to the OIG under this CIA, Sun shall not subtract or "net out" underpayments when determining the amount of relevant Overpayments.

B.     Stage 1 of the MDS Audit

       1.     Conducting the probe sample audit.

              a.     A statistically valid random sample of a minimum of 30 UB-92s shall be selected, using RAT-STATS, from each facility selected for review. If the reviewer chooses to stratify the probe sample, the strata shall be determined prior to selecting the random sample of UB-92s and an explanation of how the strata was determined shall be included in the MDS Audit Report.

              b.     For both the probe and full sample MDS Audits, the IRO and Sun's Internal Review Team shall perform the following steps:

                     i.     For the first year reviews, the IRO and Sun's Internal Review Team shall obtain a computer download (in either an ASCII, Lotus 1-2-3 or Microsoft Excel format), of the total Medicare Part A paid claims that had dates of service during the Audit Period for each of Sun's randomly selected nursing facilities (if a computer download is not available, then a computer-generated printout can be used). For subsequent year reviews, the IRO and Sun's Internal Review Team shall obtain a computer download of the total Medicare Part A paid claims for each randomly selected facility;

                     ii.     The IRO and Sun's Internal Review Team shall identify the universe of paid UB-92s for each nursing facility in the audit year in accordance with Section A.3 of this Appendix. Based on the results of the probe sample, the IRO and Sun's internal reviewers shall select a sufficient number of sampling units to meet the parameters of Section C.1.b. of this

Appendix from each nursing facility's total Medicare Part A claims population for the full sample; and

                     iii.     The IRO and Sun's Internal Review Team shall notify each nursing facility of the paid UB-92s that were selected for review. The IRO and Sun's Internal Review Team shall obtain all appropriate medical records, billing and related supporting documentation. If Sun cannot produce the medical records or any other supporting documentation necessary to make an accurate claim determination, the IRO or Sun's Internal Review Team shall consider the relevant portion of the UB-92 which lacks proper documentation to be billed in error.

              c.     The probe sample, as a whole, shall not be used as part of the full sample during Stage 2 of the MDS Audit. The UB-92s reviewed in the probe sample shall be included in the universe from which the full sample is selected so that all UB-92s have an equal chance of selection in the full sample.

              d.     The dollar difference (i.e. the amount that was paid versus the amount that should have been paid) will be determined for each UB-92. Any underpayment identified in the probe sample shall be treated as a "zero" Overpayment. This dollar difference amount shall be the variable input into RAT-STATS to determine the full sample size.

              e.     The results of the probe sample (dollar difference) shall be used to identify nursing facilities that have exceeded a designated financial error rate and to determine the appropriate sample sizes for the full sample MDS Audits, when applicable. The reviewer shall input the dollar difference results of the probe sample into RAT-STATS in order to determine the full sample size.

              f.     If the financial error rate (i.e. total dollars identified as overpaid in the probe sample divided by total dollars paid to the facility based on the UB-92s selected in the probe sample) does not exceed the 5% threshold, the facility shall refund all identified Overpayments to the appropriate payor. If the financial error rate exceeds the 5% threshold, a full sample will be evaluated for that facility.

       2.     Selection of facilities for Stage 2 of the MDS Audit.

             a.     The IRO and Sun's Internal Review Team shall conduct Stage 2 of the MDS Audit for each individual nursing facility selected as part of the probe sample for which the financial error rate in Stage 1 was greater than 5%.

              b.     The 5% financial error threshold only applies to criteria for sample expansion, not for extrapolation of an error rate. If the financial error rate exceeds 5%, the universe shall be comprised of all sampling units for that facility, including those sampling units that were selected as part of the probe.

C.     Stage 2 of the MDS Audit

       1.     Selecting the full sample.

              a.     Stage 2 shall consist of reviewing a full sample of UB-92s that have been randomly selected from the applicable Audit Period using RAT-STATS.

              b.     The full sample shall contain a sufficient number of sampling units to generate results that provide, at a minimum, a 90% confidence interval and a maximum precision (relative precision i.e., semi-width of the confidence interval) of plus or minus 25% of the point estimate (i.e., the upper and lower bounds of the 90% confidence interval shall not exceed 125% and shall not fall below 75% of the midpoint of the confidence interval, respectively).

       2.     Conducting the claims review.

              a.     The IRO shall assist Sun's Internal Review Team with the development of the necessary MDS Audit tools and with executing the appropriate sampling methodology.

              b.     For each UB-92 selected in Stage 1 and Stage 2, the IRO and Sun's Internal Review Team shall review the MDS and the medical record documentation supporting the MDS. The review process shall entail an evaluation of the MDS and verification that each entry that affects the RUG code outcome for the MDS is supported by the medical record for the corresponding period of time consistent with the assessment reference date ("ARD") specified on the MDS.

              c.     The IRO and Sun's Internal Review Team shall perform the steps identified in Section B.1.b of this Appendix.

             d.     The IRO and Sun's Internal Review Team shall perform an evaluation of the data on the UB-92 and determine whether the variables that affect the RUG assignment outcome for the MDS are supported by the medical record for the corresponding time period consistent with the assessment reference date specified in the MDS. This shall include the following issues:

                      i.     The accuracy of the MDS coding and the resulting RUG category selection based on the documentation within the medical record. The review of the MDS and related documentation shall include the following:

                            -     assessment reference date for accuracy;

                            -     activities of daily living and the look-back period used;

                            -     special treatments and procedures along with the look-back periods;

                            -     nursing restorative with look-back periods;

                            -     supplement for PPS with look-back periods used (e.g., estimated therapies and minutes for the 5-Day MDS); and

                            -     resulting RUG category.

                      ii.     The demonstration of medical necessity in the medical record by verifying the presence of physician orders for the services reflected as necessary in the MDS;

                      iii.     The accuracy of the associated UB-92s. At a minimum these claims shall be reviewed for the following:

                            -     coverage period;

                            -     revenue codes;

                            -     HIPPS codes (RUG categories and the modifiers for assessment type); and

                            -     Units of service.

              e.     In those cases where an incorrect MDS has been identified, the IRO and Sun's Internal Review Team shall re-enter data from that MDS into Sun's or the IRO's grouper software to verify that the correct RUG code assignment was properly assigned on the UB-92. If an incorrect RUG code was assigned, this shall be considered an error.

              f.     If there is insufficient support for an MDS data point(s) that results in a downward change in RUG assignment, the IRO and Sun's Internal Review Team should consider the dollar difference to be an Overpayment.

              g.     If an incorrect RUG was used, but it did not result in an Overpayment, it will be noted in the Audit Report.

D.     MDS Audit Report. The following information shall be included for each MDS Audit in the MDS Audit Report:

        1.     MDS Audit Methodology

              a.     MDS Audit Objective: A clear statement of the objective intended to be achieved by the MDS Audit.

              b.     Sampling Unit: A description of the Item, as that term is utilized for the MDS Audit. In accordance with Section A.2 of this Appendix, the sampling unit for the first year shall be paid UB92s with a date of service during the relevant Audit Period. For the remaining years, the sampling unit shall be paid UB-92s during the relevant Audit Period.

              c.     MDS Audit Population: A description of the Population subject to the MDS Audit.

              d.     Sampling Frame: A description of the sampling frame, which is the totality of Items from which the probe and full sample have been selected and an explanation of the methodology used to identify the sampling frame. In most circumstances, the sampling frame will be identical to the Population.

              e.     Sources of Data: A description of the documentation relied upon by the IRO and Sun's Internal Review Team when performing the MDS Audit (e.g., medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies, CMS program memoranda, Medicare carrier or intermediary manual or bulletins, other policies, regulations, or directives).

              f.     Review Protocol: A narrative description of how the MDS Audit was conducted and what was evaluated.

        2.     Statistical Sampling Documentation

              a.     The number of sampling units appraised in each probe sample and in each full sample.

              b.     A copy of all RAT-STATS printouts of the random numbers generated by the "Random Numbers" function.

              c.     A copy of all RAT-STATS printouts of the "Sample Size Estimators" results used to calculate the minimum number of Items for inclusion in the full samples.

              d.     A copy of all RAT-STATS printouts of the "Variable Appraisals," "Difference Values Only" function results for each Probe Sample, including a copy of the data files.

              e.     The Sampling Frame used in the probe sample(s) and full samples will be available to the OIG upon request.

        3.     MDS Audit Results

              a.     For each MDS Audit, the total number and percentage of instances in which the IRO and Sun's Internal Review Team determined that the paid UB-92s submitted by Sun and reimbursed by the fiscal intermediary differed from what should have been submitted by Sun and reimbursed by the fiscal intermediary (the "Correct UB-92"), regardless of the effect on the payment.

              b.     For each MDS Audit, the total number and percentage of instances in which the UB-92 submitted differed from the Correct UB-92 and in which such difference resulted in an Overpayment to Sun.

              c.     For each MDS Audit, the total dollar amount of all paid claims in the MDS Audit Sample and the total dollar amount of Overpayments associated with the paid claims identified by the MDS Audit. (This is the total dollar amount of the Overpayments identified in Section B.3.b above.) The IRO and Sun's Internal Review Team may identify underpayments, but any underpayments identified during the MDS Audit shall not be offset or "netted out" of the total dollar amount of paid claims or of the Overpayments when reporting these amounts in the MDS Audit Report to the OIG.

              d.     The level of precision achieved by the MDS Audit at a 90% confidence level.

              e.     A spreadsheet of the MDS Audit results (for both the probe and full samples) that includes the following information for each paid claim appraised: Federal health care program billed, beneficiary health insurance claim number, date of service, MDS procedure code submitted, procedure code reimbursed, allowed amount reimbursed by payor, correct procedure code (as determined by the IRO and Sun's Internal Review Team), correct allowed amount (as determined by the IRO and Sun's Internal Review Team), dollar difference between allowed amount reimbursed by payor and the correct allowed amount.

        4.     Credentials. The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the MDS Audit; and (2) performed the MDS Audit.

E.     Annual Report

       Sun shall report the findings from all of the MDS Audits (the "MDS Audit Report") described above as part of its Annual Report. The OIG may obtain documentation from the IRO and Sun regarding the work that has been performed on these audits, to assist the OIG in determining the appropriateness of the findings.

Appendix C

Overpayment Refund Form

TO BE COMPLETED BY MEDICARE CONTRACTOR
Date:
Contractor Deposit Control # Date of Deposit: Contractor Contact Name: Phone #
Contractor Address:
Contractor Fax:

TO BE COMPLETED BY PROVIDER/PHYSICIAN/SUPPLIER
Please complete and forward to Medicare Contractor. This form, or a similar document containing the following information, should accompany every voluntary refund so that receipt of check is properly recorded and applied.
PROVIDER/PHYSICIAN/SUPPLIERNAME
ADDRESS
PROVIDER/PHYSICIAN/SUPPLIER # CHECK NUMBER#
CONTACT PERSON: PHONE # AMOUNT OF CHECK $ CHECK DATE

REFUND INFORMATION
For each Claim, provide the following:
Patient Name HIC #
Medicare Claim Number Claim Amount Refunded $
Reason Code for Claim Adjustment: (Select reason code from list below. Use one reason per claim)
(Please list all claim numbers involved. Attach separate sheet, if necessary)
Note: If Specific Patient/HIC/Claim #/Claim Amount data not available for all claims due to Statistical Sampling, please indicate methodology and formula used to determine amount and reason for overpayment:
For Institutional Facilities Only:
Cost Report Year(s)
(If multiple cost report years are involved, provide a breakdown by amount and corresponding cost report year.)
For OIG Reporting Requirements:
Do you have a Corporate Integrity Agreement with OIG? Yes No
Reason Codes:
Billing/Clerical Error	MSP/Other Payer Involvement	Miscellaneous
01 - Corrected Date of Service	08 - MSP Group Health Plan Insurance	13 - Insufficient Documentation
02 - Duplicate	09 - MSP No Fault Insurance	14 - Patient Enrolled in an HMO
03 - Corrected CPT Code	10 - MSP Liability Insurance	15 - Services Not Rendered
04 - Not Our Patient(s)	11 - MSP, WorkersComp.(Including	16 - Medical Necessity
05 - ModifierAdded/Removed	Black Lung)	17 - Other (Please Specify)
06 - Billed in Error	12 - Veterans Administration
07 - Corrected CPT Code